Exhibit 10.25

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version

AMENDED AND RESTATED LICENSE AGREEMENT
This Amended and Restated License Agreement (“Agreement”) is executed as of February 24, 2025 (the “Restatement Signing Date”) and is effective as of October 11, 2024, and is entered into by and between Paragon Therapeutics, Inc., a corporation organized under the laws of the State of Delaware (“Paragon”), having its principal place of business at 221 Crescent Street, Building 23, Suite 105, Waltham, MA 02453, and Spyre Therapeutics, Inc. (“Spyre”), a corporation organized under the laws of the State of Delaware, having its principal place of business at 221 Crescent Street, Building 23, Suite 105, Waltham, MA 02453. Paragon and Spyre are also referred to herein individually as a “Party”, or collectively as the “Parties.”
RECITALS
Whereas, Paragon has developed a proprietary platform technology for the discovery and development of antibodies against therapeutically relevant targets;
Whereas, pursuant to that certain Second Amended and Restated Antibody Discovery and Option Agreement by and among Paragon, Spyre Therapeutics, LLC (a wholly-owned subsidiary of Spyre) and Parapyre Holding LLC, a Delaware limited liability company, dated as of May 14, 2024 (as such agreement may be further amended from time to time, the “Option Agreement”), Spyre has engaged Paragon to identify, evaluate and develop one or more antibody candidates directed to certain therapeutic targets and has been granted an exclusive option to enter into one or more separate license agreements to develop, manufacture and commercialize the resulting antibodies with respect to a given target;
Whereas, Spyre has exercised such option with respect to the Licensed Target (as defined below), and the Parties memorialized the exclusive license from Paragon to Spyre with respect to such Licensed Target pursuant to that certain License Agreement (the “Original License Agreement”) between Spyre and Paragon dated as of October 11, 2024 (the “Effective Date”); and
Whereas, the Parties wish to amend and restate the Original License Agreement in its entirety as set forth herein.
Now Therefore, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS.
The following initially capitalized terms have the following meanings (and derivative forms of them shall be interpreted accordingly):
1.1    “Achievement of Development Candidate” means the first to occur of: (a) nomination by Spyre’s Board of Directors of a Spyre Product as a “Development Candidate”; and (b) the initiation by or on behalf of Spyre or its Affiliate or Sublicensee of a toxicology study with respect to a Spyre Product that employs applicable then-current good laboratory practice standards, the results of which are intended to be submitted as part of an IND.
1.2    “Acquired Program” has the meaning set forth in Section 2.2(c).
1.3    “Acquiring Entity” means, collectively, the Third Party referenced in the definition of Change of Control and such Third Party’s Affiliates, other than (a) the applicable Party in the definition of Change of Control, and (b) such Party’s Affiliates, determined immediately prior to the closing of such Change of Control ((a) and (b) collectively, the “Pre-Existing Entities”).
1.4    “Affiliate” means any entity controlled by, controlling, or under common control with a Party hereto. For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlled by” or “under common control”) means the direct or indirect ownership of more than fifty percent (50%) of the voting interest in, or more than fifty percent (50%) in the equity of, or the right to appoint more than fifty percent (50%) of the directors or management of, such corporation or other business entity. Notwithstanding the foregoing, (a) with respect to either Party, Affiliates of such Party do not include [***] or its Affiliates other than such Party and its subsidiaries, (b) Paragon and its Affiliates, on the one hand, and Spyre and its subsidiaries, on the other hand, shall not be deemed to be Affiliates of each other, and (c) subject to Paragon’s obligations under Section 7.3(a), Affiliates of Paragon do not include new entities formed by or on behalf of Paragon for the sole bona fide purpose of further developing, manufacturing, commercializing or otherwise exploiting Antibodies and Antibody products (excluding any Licensed Antibody Technology or Other Licensed Technology) using, among other sources, funds from Third Party investors.
1.5    “Agreement” has the meaning set forth in the preamble.
1.6    “Antibody” means any molecule, including [***].
1.7    “Anti-Corruption Laws” has the meaning set forth in Section 7.2(q)(i).
1.8    “Applicable Law” means any national, supra-national, federal, state or local laws, rules, guidances, and regulations, in each case, as applicable to the subject matter and the Party at issue.
1.9    “Bankruptcy Code” has the meaning set forth in Section 8.4.

1.10    “Bankruptcy Event” has the meaning set forth in Section 8.4.
1.11    “Business Day” means any day other than Saturday, Sunday or a national holiday in the United States.
1.12    “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.
1.13    “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.
1.14    “Change of Control” means, with respect to any entity, any of the following: (a) the sale or disposition of all or substantially all of the assets of such entity or its direct or indirect controlling Affiliate to a Third Party; or (b) (i) the acquisition by a Third Party, alone or together with any of its Affiliates, other than an employee benefit plan (or related trust) sponsored or maintained by such entity or any of its Affiliates, of more than fifty percent (50%) of the then-outstanding shares of voting capital stock of such entity or its direct or indirect parent entity that holds, directly or indirectly, beneficial ownership of more than fifty percent (50%) of the then-outstanding shares of voting capital stock of such entity (a “Parent Entity”), or (ii) the acquisition, merger or consolidation of such entity or its Parent Entity with or into another entity, other than, in the case of clause (i) or (ii), an acquisition or a merger or consolidation of such entity or its Parent Entity in which the holders of shares of voting capital stock of such entity or its Parent Entity, as the case may be, immediately prior to such acquisition, merger or consolidation will beneficially own, directly or indirectly, at least fifty percent (50%) of the shares of voting capital stock of the acquiring Third Party or the surviving corporation in such acquisition, merger or consolidation, as the case may be, immediately after such acquisition, merger or consolidation, and in each case of (a) or (b), whether through a single transaction or a series of related transactions, but excluding any and all bona fide financing transactions or internal reorganizations for tax purposes (including the change of place of incorporation or domicile of such entity).
1.15    “Claim” has the meaning set forth in Section 9.3.
1.16    “COC Program” has the meaning set forth in Section 2.2(b).
1.17    “Combination Product” has the meaning set forth in Section 1.59.
1.18    “Commercialize” or “Commercializing” means any and all activity to market, promote, distribute, offer for sale, sell, have sold, seek reimbursement, import, have imported, export, have exported, or otherwise commercialize an Antibody or product, including any Licensed Antibody, Derived Antibody, Product, Multispecific Antibody, Multispecific Product, as applicable, and including interacting with Regulatory Authorities following receipt of Regulatory Approval and seeking and maintaining any required Reimbursement Approval. When used as a noun, “Commercialization” means any and all activities involved in Commercializing.
1.19    “Commercially Reasonable Efforts” means those efforts and resources, including reasonably necessary and qualified personnel, equivalent to the efforts and resources that a reasonable international biopharmaceutical company or a pharmaceutical company, in each case, that is of comparable size and resources to the applicable Party would typically devote as part of an active and continuing program of development and commercialization of a pharmaceutical or biologic product of similar market potential, at a similar stage of its product life, taking into account the competitiveness of the marketplace and the proprietary position, regulatory status, and relative safety and efficacy of such product. Commercially Reasonable Efforts requires, with respect to an obligation, that the applicable Party (a) assign responsibility for such obligation to specific employees who are held accountable for progress and monitor such progress on an on-going basis, (b) set and seek to achieve reasonable objectives for carrying out such obligation, and (c) make and implement reasonable decisions and allocate resources designed to advance progress with respect to such objectives.
1.20    “Confidential Information” of a Party means Know-How and any and all non-public scientific, business, regulatory or technical information that is disclosed or made available by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, regardless of whether such information is specifically marked or designated confidential, whether in writing, orally, visually, or otherwise. Notwithstanding any provision of this Agreement to the contrary, the Licensed Antibody Technology shall be the Confidential Information of Spyre.
1.21    “Control” (including any variations such as “Controlled” and “Controlling”) means, with respect to any technology (including Know-How) or other Intellectual Property Rights, possession by a Party or one of its Affiliates of the ability (whether by ownership, license or otherwise (other than by a license, sublicense or other right granted pursuant to this Agreement)) to grant a license or a sublicense of or under such technology or Intellectual Property Rights without violating the terms of any agreement or other arrangement with any Third Party; provided, that if following the Effective Date (a) Paragon would Control any Patent that would be included in the Licensed Antibody Technology or Other Licensed Patents but for an obligation to pay royalties or other consideration for the Development, Manufacture or Commercialization of a Spyre Product in the Territory in connection with a grant to Spyre of a license under such Patent, and (b) Spyre, pursuant to Section 2.8, consents to being a sublicensee of such Patent and complies with the Reimbursement Obligation, then such Patent shall be deemed Controlled by Paragon. Notwithstanding the foregoing, a Party and its Affiliates shall not be deemed to “Control” any technology or Intellectual Property Rights that (i) prior to the consummation of a Change of Control of such Party is owned or in-licensed, or (ii) after the consummation of a Change of Control of such Party, becomes owned or in-licensed (to the extent such technology or Intellectual Property Rights are developed outside of the scope of the activities conducted hereunder and without use of or reference to any technology or Intellectual Property Rights Controlled by such Party or any Affiliate of such Party immediately before such Change of Control, or any Confidential Information of the other Party), in each case ((i) or (ii)), by a Third Party that becomes an Affiliate of such Party after the Effective Date as a result of such Change of Control or an assignee of such Party after the Effective Date as the result of an assignment of this Agreement in connection with a Change of Control unless prior to the consummation of such Change of Control or assignment, such Party or any of its Affiliates also Controlled such technology or Intellectual Property Rights.
1.22    “Cover” or “Covering” means, with respect to a particular product, any Patent, that, in the absence of a license granted under, or ownership of, such Patent, the making, using,

selling, importation, or exportation of such product would infringe a valid and unexpired claim of such Patent.
1.23    “Derived Antibody” means any Antibody that is created by or on behalf of Spyre (other than an Antibody created by Paragon under the Option Agreement), its Affiliates or its or their licensees and: (a) is derived from or constitutes a modification of a Licensed Antibody, including [***], (b) [***] and (c) [***]. For avoidance of doubt, any Antibody that [***] will be deemed a Derived Antibody, irrespective of origin, so long as such Antibody satisfies the requirements of (a), (b) and (c). Notwithstanding the foregoing, a Derived Antibody shall not include (i) [***], or (ii) [***].
1.24    “Designated Multispecific Antibody” has the meaning set forth in Section 2.6(b).
1.25    “Develop” or “Developing” means any and all activity to discover, evaluate, test (including clinical and non-clinical testing), research, or otherwise develop an Antibody or product, including any Licensed Antibody, Derived Antibody, Product, Multispecific Antibody, or Multispecific Product, as applicable. When used as a noun, “Development” means any and all activities involved in Developing.
1.26    “Directed To” means, with regard to an Antibody or product, that such Antibody or product is developed or designed to (a) [***], and (b) [***].
1.27    “Disclosing Party” has the meaning set forth in Section 1.20.
1.28    “Dispute” has the meaning set forth in Section 10.7(a).
1.29    “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.
1.30    “Effective Date” has the meaning set forth in the recitals.
1.31    “Exclusivity Period” means the period commencing on the Effective Date and continuing until the [***] anniversary of the Effective Date.
1.32    “FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.
1.33    “Field” means the prophylaxis, palliation, treatment and diagnosis of human disease and disorders in the therapeutic area of inflammatory bowel disease.
1.34    “First Commercial Sale” means the first sale of a Spyre Product by Spyre, or one of its Affiliates or its or their Sublicensees, to a Third Party after receipt of all Regulatory Approvals required to market and sell the Spyre Product have been obtained in the country in the Territory in which such Spyre Product is sold. Sales for purposes of testing the Spyre Product and sample purposes shall not be deemed a First Commercial Sale. Furthermore, for purposes of clarity, the term “First Commercial Sale” as used in this Agreement shall not include: (a) [***]; (b) [***]; nor (c) [***].
1.35    “Force Majeure” has the meaning set forth in Section 10.2.

1.36    “Governmental Authority” means any national, international, federal, state, provincial, or local government, or political subdivision thereof, or any multinational organization or any authority, agency, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).
1.37    “IND” means an investigational new drug application or equivalent application that is required to commence clinical trials for a product in the Territory and filed with the applicable Regulatory Authority.
1.38    “Indemnified Party” has the meaning set forth in Section 9.3.
1.39    “Indemnifying Party” has the meaning set forth in Section 9.3.
1.40    “Intellectual Property Rights” means any and all proprietary rights provided under (a) patent law, including any Patents; (b) copyright law; (c) trademark law; or (d) any other applicable statutory provision or common law principle, including trade secret law, that may provide a right in Know-How, or the expression or use thereof.
1.41    “Inventions” means all Know-How, and all intellectual property rights therein, that are conceived, reduced to practice, discovered, developed, or made by or on behalf of either Party or any Third Parties acting on their behalf (or any of their Representatives, Affiliates, licensees, or sublicensees) in the course of performing activities under this Agreement.
1.42    “JAMS Rules” has the meaning set forth in Section 10.7(a)(ii).
1.43    “Know-How” means all technical information and know-how in any tangible or intangible form, including (a) inventions, discoveries, trade secrets, data, specifications, instructions, processes, formulae, materials (including cell lines, vectors, plasmids, nucleic acids and the like), methods, protocols, expertise and any other technology, including the applicability of any of the foregoing to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and (b) all data, instructions, processes, formulae, strategies, and expertise, whether biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, analytical, or otherwise and whether related to safety, quality control, manufacturing or other disciplines. Notwithstanding the foregoing, Know-How excludes any Patents.
1.44    “Licensed Antibody” means the Antibodies listed in Exhibit B as “Licensed Antibodies” that are Directed To the Licensed Target and that were discovered, generated, identified or characterized by Paragon in the course of performing the Research Program. Notwithstanding the foregoing, the Licensed Antibodies shall not include (a) [***], or (b) [***].
1.45    “Licensed Antibody Invention” means (a) any invention or discovery, whether or not patentable, that was discovered or reduced to practice by or on behalf of Paragon under the Research Program that constitutes the composition of matter of, or any method of specifically making or using, any Licensed Antibody; and (b) all Intellectual Property Rights therein, that in each case is Controlled by Paragon or its Affiliates as of the Effective Date or during the Term. Notwithstanding the foregoing, the Licensed Antibody Inventions shall not include (i) [***], (x) [***], or (y) [***], or (ii) any Intellectual Property Rights therein.
1.46    “Licensed Antibody Patents” means all Patents that Cover the composition of matter of, or any method of specifically making or using, any Licensed Antibody, that in each case are Controlled by Paragon or its Affiliates as of the Effective Date or during the Term, excluding in each case any claims in such Patents that Cover the composition of matter of, or any method of specifically making or using (a) [***], or (b) [***].
1.47    “Licensed Antibody Technology” means (a) the Licensed Antibody Inventions; (b) the Licensed Antibody Patents; (c) the Sequence Information; (d) the Results; (e) the Research Program Materials; and (f) all Intellectual Property Rights therein Controlled by Paragon or its Affiliates as of the Effective Date and during the Term.
1.48    “Licensed Component” has the meaning set forth in Section 1.59.
1.49    “Licensed Target” means IL-23.
1.50    “Licensees” has the meaning set forth in Section 5.2(d).
1.51    “Losses” has the meaning set forth in Section 9.1.
1.52    “MAA” means (a) a New Drug Application in the United States, as defined in the United States Federal Food, Drug and Cosmetics Act, and applicable regulations promulgated thereunder by the FDA; (b) a Biologics License Application in the United States, as defined in the United States Public Health Service Act; or (c) any application filed with any Regulatory Authority in a country other than the United States that is equivalent to either of the foregoing.
1.53    “Major Market Country” means any of the following: the [***], [***], [***], [***], [***] and [***].
1.54    “Manufacture” or “Manufacturing” means any and all activity to make, have made, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship or an Antibody or product, including any Licensed Antibody, Derived Antibody, Product, Multispecific Antibody, or Multispecific Product, as applicable, or any component thereof. When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved in Manufacturing an Antibody or product, including any Licensed Antibody, Derived Antibody, Product, Multispecific Antibody, or Multispecific Product, as applicable, or any component thereof.
1.55    “Milestone” has the meaning set forth in Section 4.1.
1.56    “Milestone Payment” has the meaning set forth in Section 4.1.
1.57    “Multispecific Antibody” means any Antibody that is comprised of (a) [***], and (b) [***].

1.58    “Multispecific Product” means any product that comprises or contains any Multispecific Antibody.
1.59    “Net Sales” means the gross amounts received for Spyre Product by Spyre, its Affiliates and Sublicensees for sales or other commercial disposition of such Spyre Product in the Territory to unrelated Third Parties, less the following, in each case related specifically to the Spyre Product and actually incurred, paid or accrued by Spyre, its Affiliates or Sublicensees and not otherwise recovered by or reimbursed to Spyre, its Affiliates or Sublicensees;
(a)    [***];
(b)    [***];
(c)    [***];
(d)    [***];
(e)    [***]; and
(f)    [***].
Net Sales will include [***]. Net Sales will be calculated only once for the first bona fide arm’s length sale of the Spyre Product by Spyre, its Affiliates or its Sublicensees to a Third Party, and will not include sales between or among [***]. Net Sales shall not include any amounts invoiced for [***] (i) [***], (ii) [***].
Net Sales shall be determined from the books and records of Spyre, Affiliates of Spyre or any Sublicensee maintained in accordance with U.S. generally accepted accounting principles (GAAP) consistently applied. Spyre further agrees in determining Net Sales, it (or its applicable Affiliate or Sublicensee) will use Spyre’s (or such Affiliate’s or Sublicensee’s) then current standard procedures and methodology.
If a Spyre Product is sold as a Combination Product (as defined below), the Net Sales of such Combination Product for the purpose of calculating royalties and sales-based milestones owed under this Agreement for sales of such Combination Product, shall be determined as follows: [***]. If any Other Component in the Combination Product is not sold separately, Net Sales shall be calculated by [***]. If both the Licensed Component and any of the Other Components are not sold separately, the adjustment to Net Sales shall be determined by the Parties [***] to reasonably reflect [***] of such Combination Product.
For purposes of this definition, “Combination Product” means any pharmaceutical product that contains two (2) or more active ingredients, including (A) one (1) or more Licensed Antibodies, Derived Antibodies or Multispecific Antibodies (the “Licensed Component”), and (B) one (1) or more active pharmaceutical or biological ingredients that are not (x) a Licensed Antibody, Derived Antibody or Multispecific Antibody, or (y) an Antibody owned or controlled by Paragon or its Affiliate, the rights to which have been licensed to Spyre or its Affiliate under a separate agreement (“Other Component(s)”), either as a [***], [***] or [***], and [***].

1.60    “Notice of Dispute” has the meaning set forth in Section 10.7(a)(i).
1.61    “Option Agreement” has the meaning set forth in the recitals.
1.62    “Original License Agreement” has the meaning set forth in the recitals.
1.63    “Other Component(s)” has the meaning set forth in Section 1.59.
1.64    “Other Licensed Know-How” means all Know-How Controlled by Paragon or its Affiliates on the Effective Date or during the Term that (a) was used by or on behalf of Paragon in the performance of the Research Program, and (b) is necessary to Develop, Manufacture, Commercialize or otherwise exploit (i) Licensed Antibodies, or (ii) Products, Multispecific Antibodies or Multispecific Products, in each case solely to the extent comprising or containing a Licensed Antibody. For clarity, the Other Licensed Know-How shall exclude (x) the Licensed Antibody Technology, and (y) any Know-How Controlled by Paragon or its Affiliates relating to (1) that [***], or (2) [***].
1.65    “Other Licensed Patents” means any Patents other than Licensed Antibody Patents Controlled by Paragon or its Affiliates as of the Effective Date or during the Term that (a) include a claim that expressly recites the sequence of a Licensed Antibody or Derived Antibody, and (b) are necessary to Develop, Manufacture or Commercialize Licensed Antibodies or Derived Antibodies in the Field in the Territory. Notwithstanding the foregoing, the Other Licensed Patents shall not include (i) Paragon Multispecific Patents, (ii) the Paragon Platform Patents (as defined in the Option Agreement), or (iii) any Patents that Cover (x) that [***], or (y) [***].
1.66    “Other Licensed Technology” means all (a) Other Licensed Know-How, and (b) Other Licensed Patents.
1.67    “Paragon Cross License Patents” means any Patents (other than Licensed Antibody Patents or Other Licensed Patents) Controlled by Paragon or its Affiliates as of the Effective Date or during the Term that Cover the composition of matter or method of treatment of the Licensed Antibodies. Notwithstanding the foregoing, the Paragon Cross License Patents shall not include (a) the Paragon Multispecific Patents, (b) the Paragon Platform Patents (as defined in the Option Agreement), or (c) any Patents that Cover (i) that [***], or (ii) [***].
1.68    “Paragon Indemnitee” has the meaning set forth in Section 9.1.
1.69    “Paragon Multispecific Antibody” means any Multispecific Antibody that is Developed, Manufactured, Commercialized or otherwise exploited by Paragon or its Affiliate or licensees (other than Spyre and its Affiliates and Sublicensees), excluding in each case any Spyre Multispecific Antibodies.
1.70    “Paragon Multispecific Patents” means those Patents that Cover the composition of matter of, or any method of specifically making or using, a Paragon Multispecific Antibody, in each case excluding the Licensed Antibody Patents.
1.71    “Paragon Patents” has the meaning set forth in Section 5.2(c).

1.72    “Paragon Third Party Agreement” has the meaning set forth in Section 2.8.
1.73    “Parent Entity” has the meaning set forth in Section 1.14.
1.74    “Party” has the meaning set forth in the Preamble.
1.75    “Patent Challenge” has the meaning set forth in Section 5.3(a).
1.76    “Patent Infringement” has the meaning set forth in Section 5.3(a).
1.77    “Patents” means (a) unexpired patents and patent applications, (b) any and all patent applications filed either from such patent or patent applications or from a patent application claiming priority from any of those, including divisionals, provisionals, continuations, continuations-in-part, and reissues, (c) substitutions, renewals, registrations, re-examinations, revalidations, extensions, supplementary protection certificates and the like of any such patents and patent applications, and (d) any and all foreign equivalents of the foregoing.
1.78    “Phase I Trial” means a human clinical trial in any country of the type described in 21 C.F.R. §312.21(a), or the foreign equivalent thereof, regardless of where such clinical trial is conducted.
1.79    “Phase II Trial” means a human clinical trial in any country of the type described in 21 C.F.R. §312.21(b), or the foreign equivalent thereof, regardless of where such clinical trial is conducted.
1.80    “Phase III Trial” means a human clinical trial in any country of the type described in 21 C.F.R. §312.21(c), or the foreign equivalent thereof, regardless of where such clinical trial is conducted.
1.81    “Pre-Existing Entities” has the meaning set forth in Section 1.3.
1.82    “Product” means any product that comprises or contains any Licensed Antibody or Derived Antibody other than as part of a Multispecific Antibody or a Multispecific Product.
1.83    “Prosecute” or “Prosecution” has the meaning set forth in Section 5.2(a).
1.84    “Publication” has the meaning set forth in Section 6.6(b).
1.85    “Receiving Party” has the meaning set forth in Section 1.20
1.86    “Regulatory Approval” means all clearances, approvals (including approval of an MAA as well as any applicable pricing and/or reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell and market a pharmaceutical product in a country or territory under this Agreement.
1.87    “Regulatory Authority” means any supranational, multinational, federal, national, state, provincial or local regulatory agency, department, bureau or other Governmental Authority with authority over the clinical development, manufacture marketing or sale of a

Product or Spyre Product in a country or region, including the FDA in the United States and the EMA in Europe.
1.88    “Reimbursement Obligation” has the meaning set forth in Section 2.8.
1.89    “Remaining Recovery” has the meaning set forth in Section 5.3(g).
1.90    “Representatives” of a Party means such Party’s officers, directors, employees, contractors, subcontractors, agents and consultants.
1.91    “Research Program” means the Research Program (as defined in the Option Agreement) conducted by the Parties pursuant to the Option Agreement with respect to the Licensed Target.
1.92    “Research Program Materials” means the tangible materials resulting from the Research Program that are Controlled by Paragon or its Affiliates as of the Effective Date or during the Term that are listed in Exhibit C attached hereto, as may amended in writing from time to time upon mutual agreement of the Parties. For clarity, Research Program Materials shall not include materials that are consumed or destroyed in the performance of the Research Program or that are not available to be transferred by Paragon to Spyre without violating the terms of any agreement or other arrangement with a Third Party.
1.93    “Restatement Signing Date” has the meaning set forth in the preamble.
1.94    “Results” means all data, results, analysis, conclusions, outcomes, information, documentation and reports that are generated by or on behalf of Paragon in performance of the Research Program, excluding in each case any other Licensed Antibody Technology.
1.95    “Retained IL-23 Antibody Patents” means all Patents that Cover the composition of matter of, or any method of specifically making or using, and Retained Il-23 Project Antibodies that in each case are owned by Paragon as of the Effective Date and are set forth on Exhibit E.
1.96    “Retained IL-23 Project Antibodies” has the meaning set forth in the Option Agreement. A list of the Retained IL-23 Project Antibodies, identified by individual sequence identifier numbers, is set forth on Exhibit D.
1.97    “Retained IL-23 Project Antibody Licensee” means any assignee or licensee of Paragon with respect to Paragon’s rights in the Retained IL-23 Project Antibodies and the Retained IL-23 Antibody Patents.
1.98    “Reversion Products” has the meaning set forth in Section 8.5(c).
1.99    “Review Period” has the meaning set forth in Section 6.6(b).
1.100    “ROFN Antibody” has the meaning set forth in Section 2.7(a).
1.101    “ROFN Information” has the meaning set forth in Section 2.7(a).

1.102    “ROFN Negotiation Period” has the meaning set forth in Section 2.7(c).
1.103    “ROFN Period” has the meaning set forth in Section 2.7(a).
1.104    “ROFN Product” has the meaning set forth in Section 2.7(b).
1.105    “Royalty Payments” has the meaning set forth in Section 4.2.
1.106    “Royalty Term” means, on a Spyre Product-by-Spyre Product and country-by-country basis, the period commencing on First Commercial Sale of the applicable Spyre Product in the applicable country in the Territory and ending, with respect to the particular Spyre Product and country at issue on the latest of the following dates: (a) the twelfth (12th) anniversary of the date of First Commercial Sale of such Spyre Product in such country; or (b) the expiration of the last-to-expire Valid Claim of a Licensed Antibody Patent or a Spyre Antibody Patent Covering the Manufacture, use or sale of such Spyre Product in the country at issue.
1.107    “Sequence Information” means any files of Paragon containing all Licensed Antibody sequences generated under the Research Program.
1.108    “Spyre Antibody Patents” means all Patents that Cover the composition of matter of, or any method of specifically making or using any Licensed Antibody or Derived Antibody that, in each case, are owned or in-licensed by Spyre or its Affiliates or Sublicensees as of the Effective Date or during the Term, provided that, if a Change of Control of Spyre occurs, the Spyre Antibody Patents shall not include any Patents owned or in-licensed by the Acquiring Entity as of the closing of such Change of Control.
1.109    “Spyre Cross License Patents” means any Patents Controlled by Spyre or its Affiliates as of the Effective Date or during the Term that Cover the composition of matter or method of treatment of the Retained IL-23 Project Antibodies. Notwithstanding the foregoing, the Spyre Cross License Patents shall not include any Patents that Cover (a) that [***], or (b) [***].
1.110    “Spyre Indemnitee” has the meaning set forth in Section 9.2.
1.111    “Spyre Intellectual Property” means any Patents, Know-How or other Intellectual Property Rights that are Controlled by Spyre and are necessary for, and actually used (or held for use) by Spyre or its Affiliates as of the effective date of termination of this Agreement in the Development, Manufacturing, or Commercialization of Spyre Products.
1.112    “Spyre Invention” means (a) any Invention that is owned or Controlled by Spyre, and (b) all Intellectual Property Rights therein, provided that, in each case (a) – (b), Spyre Inventions shall not include (i) any Inventions owned or Controlled by Paragon or its Affiliate, the rights to which have been licensed to Spyre or its Affiliate under this Agreement or a separate agreement, or (ii) any Intellectual Property Rights therein.
1.113    “Spyre Multispecific Antibody” means any Multispecific Antibody that is Developed, Manufactured, Commercialized or otherwise exploited by Spyre, its Affiliates or

Sublicensees, excluding in each case, and subject to Section 2.7, any Paragon Multispecific Antibody.
1.114    “Spyre Multispecific Patents” means those Patents that Cover the composition of matter of, or any method of specifically making or using, a Spyre Multispecific Antibody.
1.115    “Spyre Multispecific Product” means any product that comprises or contains any Spyre Multispecific Antibody.
1.116    “Spyre Product” means, individually or collectively, as applicable, Licensed Antibodies, Derived Antibodies, Products, Spyre Multispecific Antibodies and Spyre Multispecific Products.
1.117    “Sublicensee” means any Affiliate of Spyre or any Third Party with respect to Spyre, to whom Spyre grants a sublicense of, or other authorization or permission granted under, the rights granted to Spyre in Section 2.1.
1.118    “Target” means a protein molecule that (a) is chemically distinct from other molecules, and (b) wherein a binding entity derives recognized therapeutic value from binding to such molecule.
1.119    “Term” has the meaning set forth in Section 8.1.
1.120    “Territory” means worldwide.
1.121    “Third Party” means any person or entity other than Paragon or Spyre or an Affiliate of either Paragon or Spyre.
1.122    “Third Party Claim” has the meaning set forth in Section 9.1.
1.123    “Three Party Provisions” has the meaning set forth in Section 5.3(h).
1.124    “Transfer Period” has the meaning set forth in Section 2.5(c).
1.125    “Undesignated Antibodies” means the Project Antibodies (as defined in the Option Agreement) that are neither Licensed Antibodies nor Retained IL-23 Antibodies.
1.126    “Undesignated Antibody Patents” means all Patents that specifically claim the sequence of an Undesignated Antibody that are Controlled by Paragon or its Affiliates as of the Restatement Signing Date and during the Term thereafter.
1.127    “Undesignated Antibody Product” means any product that comprises or contains an Undesignated Antibody other than as part of an Undesignated Multispecific Antibody or Undesignated Multispecific Product.
1.128    “Undesignated Antibody Technology” means (a) the Undesignated Antibody Patents; and (b) the Undesignated Sequence Information.

1.129    “Undesignated Multispecific Antibody” means any Antibody that is comprised of (a) [***], and (b) [***].
1.130    “Undesignated Multispecific Product” means any product that comprises or contains any Undesignated Multispecific Antibody.
1.131    “Undesignated Sequence Information” means the sequences of all Undesignated Antibodies generated under the Research Program by or on behalf of Paragon.
1.132    “US” or “United States” means the United States of America and its possessions and territories, including Puerto Rico.
1.133    “Valid Claim” means, with respect to a particular country, a claim (including a process, use or composition of matter claim) of an issued and unexpired patent (or a supplementary protection certificate thereof) that has not (a) irretrievably lapsed or been abandoned, permanently revoked, dedicated to the public or disclaimed, or (b) been held invalid, unenforceable or not patentable by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, which holding, finding or decision is final and unappealable or unappealed within the time allowed for appeal.
ARTICLE II

LICENSES; TECHNOLOGY TRANSFER; MULTISPECIFIC ANTIBODIES.
2.1    License Grants.
(a)    Subject to the terms of this Agreement, Paragon hereby grants to Spyre a royalty-bearing, exclusive (even as to Paragon and its Affiliates, subject to Paragon’s retained rights under Section 2.4) license, including the right to sublicense through multiple tiers, under the Licensed Antibody Technology to Develop, Manufacture, Commercialize, or otherwise exploit Licensed Antibodies, Derived Antibodies and Products in the Field in the Territory.
(b)    Subject to the terms of this Agreement, including Section 2.7, Paragon hereby grants to Spyre a royalty-bearing, non-exclusive right and license, including the right to sublicense through multiple tiers, under the Licensed Antibody Technology to Develop, Manufacture, Commercialize or otherwise exploit Multispecific Antibodies and Multispecific Products in the Field in the Territory.
(c)    Subject to the terms of this Agreement, Paragon hereby grants to Spyre a royalty-bearing, non-exclusive license, including the right to sublicense through multiple tiers, under the Other Licensed Patents to Develop, Manufacture, Commercialize or otherwise exploit Licensed Antibodies, Derived Antibodies, Multispecific Antibodies, Products and Multispecific Products in the Field in the Territory.
(d)    Subject to the terms of this Agreement, Paragon hereby grants to Spyre a royalty-bearing, non-exclusive license, including the right to sublicense through multiple tiers, under the Other Licensed Know-How to Develop, Manufacture, Commercialize or otherwise exploit (i) Licensed Antibodies, or (ii) Products, Multispecific Antibodies or Multispecific

Products, in each case solely to the extent comprising or containing a Licensed Antibody, in the Field in the Territory.
(e)    Subject to the terms of this Agreement, Paragon hereby grants to Spyre a non-exclusive license, including the right to sublicense through multiple tiers, under the Paragon Cross License Patents to Develop, Manufacture, Commercialize or otherwise exploit the Licensed Antibodies solely in the Field in the Territory.
(f)    Subject to the terms of this Agreement, Spyre hereby grants to Paragon a non-exclusive license, including the right to sublicense through multiple tiers, under the Spyre Cross License Patents to Develop, Manufacture, Commercialize or otherwise exploit the Retained IL-23 Project Antibodies solely outside the Field in the Territory.
2.2    Exclusivity.
(a)    Subject to the terms of this Section 2.2, to the maximum extent permissible under Applicable Law, during the Exclusivity Period, Paragon shall not, and shall ensure that its Affiliates do not, directly or indirectly, conduct any activity, either on its own or with, for the benefit of, or sponsored by, any Third Party, including granting any license to any Third Party that would permit such Third Party, to develop, manufacture, commercialize or otherwise exploit any monospecific Antibody that is Directed To the Licensed Target in the Field. It will not be a violation of this Section 2.2(a) if Paragon or its Affiliate, directly or through a Third Party, (i) conducts screening activities solely for the purposes of ensuring compliance with this Section 2.2(a), (ii) conducts activities in accordance with the terms of this Agreement, the Option Agreement or any other written agreement between the Parties, or (iii) conducts activities with the prior written consent of Spyre.
(b)    Notwithstanding anything herein to the contrary, if a Change of Control occurs with respect to Paragon or its Parent Entity, and the Acquiring Entity (or any of such Acquiring Entity’s successors or assigns, other than the relevant Pre-Existing Entities) as of the Change of Control has a program or product (or rights thereto) that would otherwise violate Section 2.2(a) (each, a “COC Program”), then (i) Section 2.2(a) shall not apply with respect to such COC Program, and (ii) such Acquiring Entity will be permitted to continue such COC Program after such Change of Control and such continuation will not constitute a violation of Section 2.2(a), provided, that the Licensed Antibody Technology and Confidential Information of Paragon and Spyre relating to the Spyre Products is not used in the COC Program.
(c)    Notwithstanding anything herein to the contrary, if Paragon or its Parent Entity (i) acquires a Third Party entity that has a program or product (or rights thereto) that would otherwise violate Section 2.2(a), or (ii) acquires asset(s) from a Third Party entity that would otherwise violate Section 2.2(a) (each, an “Acquired Program”), then (1) Section 2.2(a) shall not apply with respect to such Acquired Program, and (2) Paragon or its Parent Entity will be permitted to continue such Acquired Program after such acquisition and such continuation will not constitute a violation of Section 2.2(a), provided, that the Licensed Antibody Technology and Confidential Information of Paragon and Spyre relating to the Spyre Products is not used in the Acquired Program.
(d)    Notwithstanding anything herein to the contrary under this Agreement:

    (i)    Paragon retains rights under the Licensed Antibody Technology solely to perform its obligations and exercise its rights under and in accordance with this Agreement and the Option Agreement; provided that, during the Term, Paragon shall not, and shall ensure that its Affiliates do not, directly or indirectly, (A) use the Licensed Antibody Technology, or (B) grant a license to an Affiliate or Third Party under the Licensed Antibody Technology, in each case to Develop, Manufacture, Commercialize, or otherwise exploit the Licensed Antibodies or Derived Antibodies as part of a Product in the Territory outside the Field; provided further that, the foregoing proviso does not, and is not intended to, limit Paragon’s rights under Section 2.6;
    (ii)    Paragon shall not, and shall ensure that its Affiliates do not, directly or indirectly, (A) use the Undesignated Antibody Technology, or (B) grant a license to an Affiliate or Third Party under the Undesignated Antibody Technology, in each case to Develop, Manufacture, Commercialize, or otherwise exploit the Undesignated Antibodies as part of an Undesignated Antibody Product in the Territory in any field of use.
2.3    Sublicenses. Spyre shall have the right to grant sublicenses under the rights granted to it in Section 2.1 to its Affiliates and Third Parties; provided, that (a) each such sublicense shall be granted in writing and each such relevant sublicense agreement shall be consistent with all relevant terms, conditions and restrictions of this Agreement, (b) Spyre will provide Paragon with a true and complete copy of each sublicense agreement (other than sublicense agreements with Third Party service providers) and any amendments thereto within [***] days following the execution thereof (which sublicense agreement and amendments may be redacted except to the extent necessary for Paragon to determine Spyre’s compliance with this Agreement), and (c) Spyre shall remain responsible for all of its payments and other performance obligations due under this Agreement, notwithstanding any license or sublicense that it may grant.
2.4    No Implied Licenses; Reservation of Rights. Except as expressly set forth herein, no right or license under any Patents, Know-How or Intellectual Property Right of either Party is granted or shall be granted by implication hereunder. All such rights or licenses are or shall be granted only as expressly provided in this Agreement, and each Party reserves to itself all rights not expressly granted under this Agreement. Spyre acknowledges and agrees that, except for the rights relating to the Undesignated Antibodies and the Undesignated Antibody Patents that are expressly set forth in this Agreement, it has no rights or licenses under this Agreement or the Option Agreement with respect to any Antibodies that were discovered, generated, identified or characterized by Paragon in the course of performing the Research Program (including the Retained IL-23 Project Antibodies) other than the Licensed Antibodies and the Derived Antibodies.
2.5    Information Transfer and Support to Spyre.
(a)    As soon as possible and within not more than [***] days after the Effective Date, Paragon shall provide Spyre with the Results and Sequence Information in existence as of the Effective Date not already provided to Spyre under the Option Agreement. Additionally, on a continuing basis during the term of the Research Program, as soon as possible and within not more than [***] days after additional Results or Sequence Information come into existence or are identified by Paragon that in each case have not already been provided to Spyre under the Option Agreement, Paragon shall disclose and transfer such additional Results and Sequence Information to Spyre.
(b)    Upon the reasonable request of Spyre made from time to time during the Term, Paragon shall promptly disclose and transfer to Spyre tangible embodiments of the Other Licensed Know-How that is the subject of Spyre’s request.
(c)    The Parties acknowledge and agree that Exhibit C has been agreed by the Parties as of the Effective Date, and that materials that are different than or in addition to the materials set forth on Exhibit C may result from the Research Program to the extent that the Research Program continues to be performed following the Effective Date. Upon the reasonable request of Spyre made at any time prior to the end of the [***] day period following the expiration of the Research Term (as defined in the Option Agreement), the Parties shall update Exhibit C to reflect the tangible materials, including samples, reagents, nucleic acids and Antibodies, resulting from the Research Program that constitute Research Program Materials hereunder. During the period beginning on the Effective Date and ending [***] months after the expiration of the Research Term (the “Transfer Period”), at [***] request and expense, Paragon will provide Spyre or a Third Party designated by Spyre with any Research Program Materials, provided that any Third Party recipient of such Research Program Materials shall be bound by the relevant terms of this Agreement and that the Research Program Materials are used solely to further Develop, Manufacture and Commercialize the Spyre Products. For clarity, [***] shall be responsible for any out-of-pocket costs incurred by Paragon or its Affiliates to store and maintain the Research Program Materials during the Transfer Period.
(d)    Each Party shall bear all costs and expenses incurred by such Party in connection with the disclosure and transfer of any Results and Sequence Information as set forth above.
(e)    During the [***] day period following completion of the Research Program, in the event Spyre makes any reasonable request for assistance in order to understand the Licensed Antibody Technology and use the Licensed Antibody Technology to continue the uninterrupted Development of the Licensed Antibodies, Paragon shall provide up to [***] month of additional assistance during such period, at [***] cost and expense at the then current [***] Rate (as defined in the Option Agreement) in the Option Agreement.  Paragon shall consider and discuss in good faith any additional requests for assistance made by Spyre, which assistance may be provided upon mutual agreement of the Parties.
2.6    Paragon Rights with Respect to Multispecific Antibodies.
(a)    Subject to the terms of this Agreement, including Section 2.6(b) below and Section 2.7, Paragon reserves and retains (i) the non-exclusive right under the Licensed Antibody Technology to Develop, Manufacture, Commercialize and otherwise exploit Multispecific Antibodies and Multispecific Products, and (ii) the exclusive right under the Undesignated Patent Technology to Develop, Manufacture, Commercialize and otherwise exploit Undesignated Multispecific Antibodies and Undesignated Multispecific Products in the Field in the Territory. If Paragon exercises such right with respect to the Licensed Antibody Technology and any Multispecific Antibody or Multispecific Product, then Paragon shall pay royalties to Spyre in accordance with Article IV, mutatis mutandis, with respect to any such Multispecific Antibodies and Multispecific Products that are Commercialized by Paragon or its Affiliates or sublicensees (other than Spyre and its Affiliates and Sublicensees) in the Field in the Territory, provided, that references to Spyre Antibody Patents in clause (b) of the Royalty Term definition and Section 4.3 shall be disregarded.
(b)    Spyre has designated [***] Licensed Antibody or Derived Antibody as its lead compound and [***] Licensed Antibody or Derived Antibody as its backup compound, as set forth on Exhibit B (each such designated Licensed Antibody or Derived Antibody, a “Designated Multispecific Antibody”). From and after receipt of Spyre’s notice, Paragon’s rights under Section 2.6(a) shall expressly exclude the right to Develop, Manufacture, Commercialize or otherwise exploit (i) Multispecific Antibodies that have identical sequence identity within their variable regions as a Designated Multispecific Antibody, or (ii) Multispecific Products that comprise or contain any Multispecific Antibody referenced in clause (i). For the avoidance of doubt, if Paragon engages in Development or Manufacture of a Multispecific Antibody that meets the criteria of clause (i) or (ii) above before Spyre designates such Multispecific Antibody as a Designated Multispecific Antibody, then Paragon shall not be in breach of this Agreement, provided that, Paragon ceases all such Development or Manufacture within [***] days following receipt of Spyre’s written notice of designation.
2.7    Right of First Negotiation.
(a)    Commencing on the Effective Date and continuing until the [***] anniversary thereof (the “ROFN Period”), Paragon will promptly notify Spyre in writing if (i) Paragon has developed a descriptive research plan with respect to the Development of (x) a Multispecific Antibody, or (y) an Undesignated Multispecific Antibody in the Field (the Antibody described in each of (x) and (y), a “ROFN Antibody”), or a plan to license or grant rights in a ROFN Antibody to a Third Party, or (ii) Paragon enters into [***] negotiations pursuant to an offer to or from any Third Party relating to the foregoing. Together with such notice, Paragon will provide to Spyre all material information and research plans developed by Paragon with respect to such ROFN Antibody (the “ROFN Information”). Spyre will have [***] days from receipt of the ROFN Information to deliver a written notice to Paragon of Spyre’s desire to engage in negotiations for an agreement concerning the Development, or exclusive license or grant of rights to, such ROFN Antibody.
(b)    If Spyre does not provide such written notice to Paragon of its interest to engage in such negotiations within such [***] day period, then (i) Paragon shall be free to enter into an agreement with a Third Party with respect to the grant of a license or other rights to such ROFN Antibody and corresponding (x) Multispecific Products, or (y) Undesignated Multispecific Products in the Field (the product described in each of (x) and (y), a “ROFN Product”), as applicable, without further obligation to Spyre under this Section 2.7, and (ii) with respect to any ROFN Antibody that is a Multispecific Antibody, Spyre’s license under Section 2.1(b) shall automatically exclude any right to Develop, Manufacture, Commercialize or otherwise exploit the identical Multispecific Antibodies Developed by or on behalf of Paragon and corresponding Multispecific Products.

(c)    If Spyre does provide Paragon such written notice within such [***] day period, the Parties will negotiate [***] on an exclusive basis for a period of up to [***] months from the date of Spyre’s notice (“ROFN Negotiation Period”), an agreement for the Development, or exclusive license or grant of rights to, such ROFN Antibody and corresponding ROFN Products. Prior to and during the ROFN Negotiation Period, Paragon shall not enter into an agreement with respect to such ROFN Antibody with any Third Party that will prevent Paragon from entering into an agreement with Spyre for the Development, or exclusive license or grant of rights to, such ROFN Antibody and corresponding ROFN Products. Unless and until the Parties have entered into an agreement with respect to such ROFN Antibody and corresponding ROFN Products, Spyre shall have no rights or license with respect to such ROFN Antibody and corresponding ROFN Products except as otherwise expressly provided in Section 2.1. In the event that the Parties have not entered into an agreement with respect to such ROFN Antibody and corresponding ROFN Products prior to the expiration of the ROFN Negotiation Period, then (i) Paragon shall be free to enter into an agreement with a Third Party with respect to the grant of a license or other rights to such ROFN Antibody and corresponding ROFN Products without further obligation to Spyre under this Section 2.7, and (ii) with respect to any ROFN Antibody that is a Multispecific Antibody, Spyre’s license under Section 2.1(b) shall automatically exclude any right to Develop, Manufacture, Commercialize or otherwise exploit the identical Multispecific Antibodies Developed by or on behalf of Paragon and corresponding Multispecific Products.
2.8    Third Party In-Licenses. If Paragon (or its Affiliate) enters into any in-license agreement with a Third Party after the Effective Date with respect to any Patent that would, if Controlled by Paragon, be included within the Licensed Antibody Patents or the Other Licensed Patents (each such agreement, a “Paragon Third Party Agreement”), Paragon shall notify Spyre in writing that it entered into such Paragon Third Party Agreement and provide a copy of such Paragon Third Party Agreement to Spyre, which may be redacted solely concerning [***] or other confidential terms not applicable to sublicensees. Spyre shall have the right, by delivery of notice to Paragon, to elect to take a sublicense under such Patents in-licensed by Paragon under such Paragon Third Party Agreement. If Spyre elects to become a sublicensee thereunder pursuant to this Section 2.8, then (a) the applicable Patents under such Paragon Third Party Agreement shall be included within the Licensed Antibody Patents or the Other Licensed Patents, as applicable, that are licensed to Spyre under Section 2.1, (b) Spyre shall reimburse Paragon for its pro rata share of royalties or other consideration, as mutually agreed by the Parties, for Spyre’s Development, Manufacture, Commercialization or other exploitation of a Spyre Product in the Field in the Territory in connection with a grant to Spyre of such Patents (the “Reimbursement Obligation”), and (c) Spyre shall comply with the terms of such Paragon Third Party Agreement to the extent applicable to Spyre as a sublicensee of such Patents. In the event of any conflict between the terms of this Agreement and any Paragon Third Party Agreement applicable to a sublicense granted by Paragon to Spyre in accordance with this Section 2.8, the terms of the Paragon Third Party Agreement shall control solely to the extent necessary for the Parties to maintain compliance with such Paragon Third Party Agreement. Spyre shall comply with the Reimbursement Obligation by paying to Paragon any amounts subject to the Reimbursement Obligation within the earlier of (i) [***] days after Spyre’s receipt from Paragon of an invoice for such payment, and (ii) the date when such payment is due to the counterparty licensor under the applicable Paragon Third Party Agreement, provided that such payment shall not be due prior to the date when such amounts are payable by Paragon to the counterparty licensor under the applicable Paragon Third Party Agreement.
ARTICLE III

DEVELOPMENT, MANUFACTURING & COMMERCIALIZATION.
3.1    Spyre Responsibilities.
(a)    As between the Parties, Spyre shall be solely responsible for and shall have the sole right to control, all aspects of the Development, Manufacturing, and Commercialization of the Spyre Products in the Field in the Territory during the Term, including distribution, product positioning, product strategy, product branding, core messaging, marketing, promotion, detailing activities and all decisions relating to the setting of prices in the Territory, invoicing and booking sales, establishing all terms of sale, and all regulatory activities.
(b)    As between the Parties, Spyre shall be solely responsible for, and shall have the sole right to control, the selection, registration and maintenance of all trademarks associated with the Spyre Products in the Field in the Territory. As between the Parties, Spyre shall solely own such trademarks in the Territory and pay all relevant costs thereof.
3.2    Regulatory. As between the Parties, Spyre shall control all regulatory matters, including the regulatory strategy, regulatory filings, regulatory activities (including clinical trials for Spyre Products) and communication with each Regulatory Authority for the Spyre Products in the Field in the Territory. Spyre shall have the right to reference any relevant data included within the Licensed Antibody Technology for the purposes of regulatory filings and safety reporting, including all nonclinical data, pre-approval and post-approval clinical use data, and regulatory data with respect thereto, and Paragon shall cooperate as reasonably requested by Spyre with respect to providing to Spyre when requested, and on a timely basis, any of the foregoing information, data filings or reporting. Spyre or its designee shall be the party to file an application to each applicable Regulatory Authority in the Territory for, and to obtain and maintain, in its own name, Regulatory Approval for the Spyre Products in each country in the Territory.
3.3    Diligence; Reporting. Spyre shall use Commercially Reasonable Efforts (a) to Develop and seek Regulatory Approval for at least one Spyre Product in the Field in the United States and at least one other Major Market Country, and (b) upon receipt of Regulatory Approval for a given Spyre Product in a given country, to Commercialize such Spyre Product in such country, in each case ((a) or (b)) either by itself or through its Affiliates or Sublicensees or its or their respective contractors. Additionally, on or before [***] of each year during the Term, Spyre shall deliver to Paragon a report summarizing its material development efforts with respect to the Spyre Products, including a summary of current and anticipated preclinical and clinical activities, a summary of the status of any regulatory filings and any anticipated regulatory filings, and achievement of any Milestones, during the preceding [***]; provided, however, that Spyre may satisfy the reporting obligations set forth in this Section 3.3 by providing Paragon with copies of any annual report or other filings with a securities exchange that include the relevant information. For the avoidance of doubt, if Spyre determines, in its sole discretion, that it is inconsistent with the use of Commercially Reasonable Efforts to pursue Commercialization of a Spyre Product in any country (other than the United States), it will not be considered a material breach of this Agreement to cease Development or Commercialization of such Spyre Product with respect to such country.
ARTICLE IV

FINANCIAL TERMS.
4.1    Milestone Payments. Spyre shall make the following one-time payments to Paragon (or to such other designee(s), as requested by Paragon in an invoice) (each payment, a “Milestone Payment”), based on the achievement of the corresponding milestone (each, a “Milestone”) by Spyre, its Affiliates, or its Sublicensees with respect to the first Spyre Product to achieve such Milestone. Spyre shall, within [***] Business Days after it or its Affiliates achieve a Milestone, or within [***] Business Days after it learns that its or its Affiliate’s Sublicensee has achieved a Milestone, notify Paragon of the achievement of such Milestone in writing. Following receipt of such notice, Paragon shall invoice Spyre for such Milestone Payment, which invoice shall specify whether Paragon or its designee should receive such Milestone Payment and the bank account information into which such Milestone Payment should be paid. Spyre shall make such Milestone Payment to Paragon or Paragon’s designee within [***] days after receipt of Paragon’s invoice. Each Milestone Payment shall be paid no more than once, and Spyre’s total Milestone Payments hereunder shall not exceed Twenty-Two Million Dollars ($22,000,000).For avoidance of doubt, upon achievement of any Milestone, all prior unachieved Milestones shall be deemed thereby achieved and, if the Milestone Payment for any such prior Milestone has not previously been paid, it shall thereupon also be paid at the same time that the Milestone Payment for such subsequent achieved Milestone is paid. Paragon acknowledges and agrees that as of the Restatement Signing Date, Milestone #1 has been achieved and the associated Milestone Payment has been made in full.

	Milestone	Milestone Payment
#1	Achievement of Development Candidate	One Million Five Hundred Thousand Dollars ($1,500,000)
#2	First dosing of a human patient in a Phase I Trial of a Spyre Product	Two Million Five Hundred Thousand Dollars ($2,500,000)
#3	First dosing of a human patient in a Phase II Trial of a Spyre Product	Three Million Dollars ($3,000,000)
#4	First dosing of a human patient in a Phase III Trial of a Spyre Product	Five Million Dollars ($5,000,000)
#5	Receipt of Regulatory Approval from the FDA of a Spyre Product	Ten Million Dollars ($10,000,000)

4.2    Royalties. During the applicable Royalty Term (which shall be measured on a country-by-country and Spyre Product-by-Spyre Product basis), Spyre shall pay royalties to Paragon (or to such other designee(s), as requested by Paragon) equal to [***] percent ([***]%) of Net Sales of all Spyre Products sold by Spyre, its Affiliates or its Sublicensees in the Field in the Territory (“Royalty Payments”). If any Spyre Product contains (a) a combination of more than one Licensed Antibody, Derived Antibody and/or Multispecific Antibody, or (b) a combination of (i) one or more Licensed Antibodies, Derived Antibodies or Multispecific Antibodies, and (ii) one or more other Antibodies owned or Controlled by Paragon or its Affiliates, the rights to which have been licensed to Spyre or its Affiliates under a separate agreement, then, in each case (a) or (b), the royalty rate for the Royalty Payments payable to Paragon with respect to such Spyre Product shall be increased to [***] percent ([***]%) of Net Sales of such Spyre Product. For clarity, (x) any Net Sales of Spyre Product made in a given country after the expiration of the Royalty Term for such Spyre Product in such country will not be royalty-bearing; and (y) in the event that the Royalty Payment is increased to [***] percent ([***]%) of Net Sales of any Spyre Product pursuant to clause (b) above, then the maximum aggregate royalty payable pursuant to this Agreement and such separate agreement referenced in clause (b)(ii) above will exceed not [***] percent ([***]%).
4.3    Royalty Reductions for No Valid Claim. If, during any Calendar Quarter during the Royalty Term for a particular Spyre Product in a particular country, no Valid Claim of a Licensed Antibody Patent Covers the Manufacture or Commercialization of such Spyre Product in such country, then the royalty rate for the Royalty Payments set forth in Section 4.2 for such Calendar Quarter shall be reduced to (a) [***] percent ([***]%) for any Spyre Product in such country that was otherwise subject to a royalty rate of [***] percent ([***]%), and (b) [***] percent ([***]%) for any Spyre Product in such country that was otherwise subject to a royalty rate of [***] percent ([***]%).
4.4    Payment Reports. Within [***] days after the end of the [***], Spyre shall provide to Paragon a written report, on a [***]; [***], [***]; and [***]. All Royalty Payments described in such written report shall be made by Spyre at the same time it submits such written report to Paragon. All such Royalty Payments shall be paid to Paragon or Paragon’s designee, provided that in the case of payment to a designee, Paragon has notified Spyre in writing [***] days prior to the due date for any Royalty Payment of the designee to be paid and the bank account information for such designee.
4.5    Payment Method. All payments due under this Agreement to Paragon shall be made in U.S. Dollars by bank wire transfer in funds to an account designated by Paragon from time to time reasonably in advance of any payment due date.
4.6    Taxes. The Parties agree to cooperate with one another and use reasonable efforts to minimize obligations for any and all income or other taxes required by Applicable Law to be withheld or deducted from any Royalty Payments, Milestone Payments or other payments made by Spyre to Paragon or its designee(s) under this Agreement, including by completing all procedural steps, and taking all reasonable measures, to ensure that any withholding tax is reduced or eliminated to the extent permitted under Applicable Law, including income tax treaty provisions and related procedures for claiming treaty relief. To the extent that Spyre is required to deduct and withhold taxes on any payment to Paragon or its designee(s), Spyre shall: (i) deduct such taxes from such payment to Paragon or its designee(s), (ii) pay the amounts of such taxes to the proper Governmental Authority in a timely manner, and (iii) promptly submit to Paragon an official tax certificate or other available evidence of such withholding sufficient to enable Paragon or its designee(s) to claim such payment of taxes. For the avoidance of doubt, Spyre’s remittance of such withheld amounts to the appropriate Governmental Authority, together with payment to Paragon or its designee(s) of the remaining amount owed, shall constitute full satisfaction of the applicable payment due to Paragon. Spyre shall provide Paragon with any reasonably requested tax forms or certificates available to Spyre in order to allow Paragon or its designee(s) to recover, as permitted by Applicable Law, withholding taxes, value added taxes or similar obligations resulting from payments made hereunder or to obtain the benefit of any present or future treaty against double taxation which may apply to such payments. Paragon shall promptly provide Spyre with any requested tax forms that may be reasonably necessary in order for Spyre to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral tax income treaty.
4.7    Foreign Exchange. If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the exchange rates reported on the [***] Business Day prior the payment due date for the purchase and sale of Dollars, as reported by the Wall Street Journal (East Coast Edition).
4.8    Late Payments. Any amount owed by Spyre to Paragon under this Agreement that is not paid within the applicable time period set forth herein will accrue interest at the per annum rate of [***] percentage point above the then-applicable United States prime rate as quoted in the Wall Street Journal (East Coast Edition) (or if it no longer exists, a similarly authoritative source), calculated on a [***] basis, or, if lower, the highest rate permitted under Applicable Law.
4.9    Blocked Currency. If by Applicable Law of a country in which Net Sales occurred, conversion of funds into Dollars or transfer of funds from such country to the United States is restricted, forbidden or delayed for more than [***] days, then Spyre can elect, at its sole discretion, that the amounts accrued in such country and owed by Spyre to Paragon under this Agreement shall be paid to Paragon in such country in local currency by deposit in a local bank designated by Paragon, unless the Parties otherwise agree in writing.
4.10    Records; Inspection.
(a)    Spyre shall, and shall cause its applicable Affiliates to, create and keep complete and accurate records of its sales and other dispositions of all Spyre Products, including all records that are reasonably necessary for the purposes of calculating all payments due under this Agreement.
(b)    Upon reasonable advance written notice to Spyre, Paragon shall have the right to retain a nationally recognized (in the US) independent certified public accounting firm to perform on behalf of Paragon an audit, conducted in accordance with U.S. generally accepted accounting principles (GAAP), of such books and records of Spyre or its applicable Affiliates as may be reasonably necessary to verify the accuracy of any reports provided pursuant to Section

4.4 hereunder for any Calendar Quarter ending not more than [***] calendar months prior to the date of such request. Such audits shall be conducted during normal business hours, shall not occur more frequently than [***] in each Calendar Year and shall not be conducted more than [***] with respect to any reporting period, in each case other than for cause. All information disclosed or observed during any audit pursuant to this Section 4.10 shall be the Confidential Information of Spyre, and Paragon shall cause the accounting firm to retain all such information as Confidential Information, including, if requested by Spyre, by requiring such accounting firm to enter into a customary confidentiality agreement with Spyre prior to the initiation of any such audit.
(c)    Upon completion of any audit hereunder, the accounting firm shall provide both Spyre and Paragon a written report disclosing whether the reports submitted by Spyre are correct or incorrect, whether the amounts paid are correct or incorrect, and in each case, the specific details concerning any discrepancies. No other information regarding Spyre’s records shall be provided to Paragon.
(d)    Paragon shall bear its internal expenses and the out-of-pocket costs for engaging such accounting firm in connection with performing such audits; provided, however, that if any such audit uncovers an underpayment by Spyre that exceeds [***] percent ([***]%) of the total owed for such payment or payment period, as applicable, then Spyre shall reimburse Paragon or its designee(s) for the amounts actually paid to such accounting firm for performing such audit.
(e)    If such accounting firm concludes that Spyre has in aggregate underpaid amounts owed to Paragon during the audited period, Spyre shall pay Paragon or its designee(s) the amount of the discrepancy within [***] days of the date Paragon delivers to Spyre such accounting firm’s written report and an invoice for such amounts. If such accounting firm concludes that Spyre has in aggregate overpaid amounts owed to Paragon during the audited period, then Spyre may, at its election, either credit such overpaid amount against any future payment obligation to Paragon or require Paragon to refund such amounts within [***] days.
ARTICLE V

INTELLECTUAL PROPERTY.
5.1    Ownership. As between the Parties (a) Paragon solely owns the Licensed Antibody Technology, the Other Licensed Patents, the Retained IL-23 Antibody Patents, and the Undesignated Antibody Patents, (b) Spyre solely owns the Spyre Inventions, including any Derived Antibodies and Spyre Multispecific Antibodies to the extent they constitute Spyre Inventions, (c) each Party solely owns all Intellectual Property Rights owned or Controlled by such Party as of the Effective Date or that come into the ownership or control of such Party during the Term outside the scope of this Agreement, and (d) ownership of Inventions shall be determined in accordance with U.S. laws of inventorship. Other than rights granted to Spyre under this Agreement with respect to the Licensed Antibody Technology and the Other Licensed Patents, and except as otherwise set forth in this Agreement, nothing in this Agreement shall affect Paragon’s rights in any Patents, Know-How or other Intellectual Property Rights owned or controlled by Paragon or its Affiliates, now or in the future. Other than rights granted to Paragon under Section 8.5(c) of this Agreement with respect to the Spyre Intellectual Property, nothing in the Agreement shall affect Spyre’s rights in any Patents, Know-How or other Intellectual Property Rights owned or controlled by Spyre or its Affiliates, now or in the future.
5.2    Patent Prosecution.
(a)    Prosecution Generally. For the purpose of this Article V, “Prosecute” and “Prosecution” shall include any patent interference, opposition, pre-issuance Third Party submission, ex parte re-examination, post-grant review, inter partes review or other similar proceeding, appeals or petitions to any board of appeals in a patent office, appeals to any court for any patent office decisions, reissue proceedings and applications for patent term extensions and the like.
(b)    Prosecution of Licensed Antibody Patents.
(i)    As between the Parties, Spyre shall have the first right to prepare, file, Prosecute and maintain the Licensed Antibody Patents, in each case, at Spyre’s sole expense. Spyre shall provide Paragon (and, at the direction of Paragon, shall also provide directly to the Retained IL-23 Project Antibody Licensee) with copies of all material correspondence from and to any patent office relating to such Licensed Antibody Patents, and Spyre shall provide Paragon (and, at the direction of Paragon, shall also provide directly to the Retained IL-23 Project Antibody Licensee) with drafts of all proposed filings to any patent office with respect to such Licensed Antibody Patents before submission of such filings, with reasonably adequate time for Paragon’s (and the Retained IL-23 Project Antibody Licensee’s) review and comment. Spyre will take into consideration Paragon’s and the Retained IL-23 Project Antibody Licensee’s reasonable comments prior to submitting such filings. At Spyre’s request, Paragon will sign all documents and take any other actions required for filing, maintenance and grant of Licensed Antibody Patents.
(ii)    Spyre shall notify Paragon of any decision not to prepare or file, or to abandon, cease Prosecution or not maintain any Licensed Antibody Patent anywhere in the Territory. Spyre shall provide such notice at least [***] days prior to any filing or payment due date, or any other due date that requires action, in connection with such Licensed Antibody Patent. In such event, Paragon shall have a backup right, but not the obligation, to prepare, file, or continue Prosecution or maintenance of, such Licensed Antibody Patent, at Paragon’s expense.
(iii)    Each Party shall cooperate with the other Party in the preparation, filing, Prosecution and maintenance of Licensed Antibody Patents, including in each case by providing the prosecuting Party with data and other information as appropriate and executing all necessary affidavits, assignments and other paperwork.
(c)    Prosecution by Paragon. Except with respect to Licensed Antibody Patents (which are addressed in Section 5.2(b)) and the Undesignated Antibody Patents (which are addressed in Section 5.2(d)), Paragon (directly or indirectly through the Retained IL-23 Project Antibody Licensee) shall be solely responsible for, and have sole discretion over, preparing, filing, Prosecuting and maintaining any Patents (including the Other Licensed Patents, Paragon Multispecific Patents and Retained IL-23 Antibody Patents) that it owns in whole or in part or otherwise Controls (the “Paragon Patents”). Paragon’s Prosecution of any Paragon Patents shall be at Paragon’s sole expense. Notwithstanding the foregoing, in Prosecuting any Paragon Multispecific Patents, Paragon hereby agrees that during the Term, neither Paragon nor any of its Affiliates or licensees will file, or assist any Third Party in filing, any Patent that includes a claim that expressly recites the sequence of a Licensed Antibody or Derived Antibody other than as part of a Paragon Multispecific Antibody. In the Prosecution by Paragon or the Retained IL-23 Project Antibody Licensee of any Retained IL-23 Antibody Patents, (i) Paragon shall provide or cause to be provided (directly or indirectly through the Retained IL-23 Project Antibody Licensee) to Spyre copies of all material correspondence from and to any patent office relating to such Retained IL-23 Antibody Patents, and (ii) Paragon shall provide or cause to be provided (directly or indirectly through the Retained IL-23 Project Antibody Licensee) to Spyre drafts of all proposed filings to any patent office with respect to such Retained IL-23 Antibody Patents before submission of such filings, with reasonably adequate time for Spyre’s review and comment, and Paragon or the Retained IL-23 Project Antibody Licensee, as applicable, will take into consideration Spyre’s reasonable comments prior to submitting such filings.
(d)    Prosecution by Licensees. This Section 5.2(d) shall only apply from and after the Restatement Signing Date. Spyre and the Retained IL-23 Project Antibody Licensee (collectively, the “Licensees”) shall be solely responsible for, and have sole discretion over, preparing, filing, Prosecuting and maintaining any Undesignated Antibody Patents at their joint and several expense through Paragon or Paragon’s outside patent counsel. In the Prosecution of the Undesignated Antibody Patents, Licensees and Paragon will have access to (and Licensees and Paragon shall cooperate to enable such access) all material correspondence from and to any patent office relating to such Undesignated Antibody Patents and drafts of all proposed filings to any patent office with respect to such Undesignated Antibody Patents before submission of such filings, with reasonably adequate time for review and comment. Licensees will take into consideration Paragon’s reasonable comments prior to submitting such filings. Licensees shall notify Paragon of any decision not to prepare or file, or to abandon, cease Prosecution or not maintain any Undesignated Antibody Patent anywhere in the Territory. Licensees shall provide such notice at least [***] days prior to any filing or payment due date, or any other due date that requires action, in connection with such Undesignated Antibody Patent. In such event, Paragon shall have a backup right, but not the obligation, to prepare, file, or continue Prosecution or maintenance of, such Undesignated Antibody Patent, at Paragon’s expense; provided, however, that any such Undesignated Antibody Patent continued by Paragon shall remain subject to Section 2.2.
(e)    Patent Prosecution Costs. No later than [***] days after the Effective Date, Spyre shall reimburse Paragon for any actual costs and expenses incurred by Paragon that are related to the Prosecution of any Licensed Antibody Patents prior to the Effective Date and that have not already been paid by Spyre. Spyre will promptly reimburse Paragon for any future Prosecution costs and expenses incurred by Paragon with respect to the Licensed Antibody Patents. Paragon hereby acknowledges and agrees that Spyre has fully reimbursed Paragon for the foregoing costs as of the Restatement Signing Date. Following the Restatement Signing Date, Spyre will promptly reimburse Paragon for any actual costs and expenses incurred by Paragon that are related to the Prosecution of any Undesignated Antibody Patents prior to the Restatement Signing Date, up to a maximum of One Hundred Thousand Dollars ($100,000). Spyre will promptly reimburse Paragon for any future Prosecution costs and expenses incurred by Paragon with respect to the Undesignated Antibody Patents. Notwithstanding the foregoing, (i) Paragon will not accept reimbursement for the same costs and expenses relating to the Undesignated Antibody Patents from both Spyre and the Retained IL-23 Project Antibody Licensee, and (ii) Paragon will take reasonable steps to allocate costs between Spyre and the Retained IL-23 Project Antibody Licensee in accordance with the written instruction of Licensees, provided that Paragon receives full reimbursement for such costs as between the Licensees.
(f)    CREATE Act. Notwithstanding anything to the contrary in this Agreement, each Party will have the right to invoke the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. § 103(c)(2)-(c)(3) (the “CREATE Act”) when exercising its rights under Article V of this Agreement, without the prior written consent of the other Party. Where such Party intends to invoke the CREATE Act, it will notify the other Party and the other Party will cooperate and coordinate its activities with such Party with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a joint research agreement (JRA) as defined in the CREATE Act.
(g)    Disclosure of Antibody Patents. Upon the request of Paragon, Spyre shall deliver to Paragon a list of the then-existing Spyre Antibody Patents. Upon the request of Spyre, Paragon shall deliver to Spyre a list of the then-existing Retained IL-23 Antibody Patents and Undesignated Antibody Patents.
5.3    Patent Enforcement and Defense.
(a)    Notice of Patent Infringement and Patent Challenge. Each Party shall give the other Party notice of any known or suspected infringement by a Third Party (“Patent Infringement”) of any Licensed Antibody Patent and any Undesignated Antibody Patent and any known or suspected challenge by a Third Party against the validity or enforceability (“Patent Challenge”) of any Licensed Antibody Patent, Retained IL-23 Antibody Patent, and any Undesignated Antibody Patent within [***] days after such Patent Infringement or Patent Challenge comes to such Party’s attention.
(b)    Spyre’s First Right to Enforce or Defend the Licensed Antibody Patents. Spyre shall have the first right, but not the obligation, to bring and control any legal action, including by declaratory judgment action, patent litigation or similar proceeding, in connection with any Patent Infringement or Patent Challenge with respect to the Licensed Antibody Patents in the Territory at its own expense and discretion as it reasonably determines appropriate. Spyre shall keep Paragon (and, at the direction of Paragon, the Retained IL-23 Project Antibody Licensee) informed and reasonably consult with Paragon (and, at the direction of Paragon, the Retained IL-23 Project Antibody Licensee) in the course of such legal action. Paragon shall have the right to be represented in any such legal action by counsel of its choice at its own expense.
(c)    Paragon’s First Right to Enforce or Defend the Paragon Patents. Paragon (or, at Paragon’s discretion, the Retained IL-23 Project Antibody Licensee) shall have the sole right, but not the obligation, to bring and control any legal action, including by declaratory judgment action, patent litigation or similar proceeding, in connection with any Patent Infringement or Patent Challenge with respect to the Paragon Patents in the Territory at its own expense and discretion as it reasonably determines appropriate. Paragon (directly or indirectly through the Retained IL-23 Project Antibody Licensee) shall keep Spyre informed and reasonably consult with Spyre in the course of legal action to enforce or defend any Retained IL-23 Antibody Patent.
(d)    Licensees’ First Right to Enforce or Defend the Undesignated Antibody Patents. Licensees shall have the first right, but not the obligation, to bring and control any legal action, including by declaratory judgment action, patent litigation or similar proceeding, in connection with any Patent Infringement or Patent Challenge with respect to the Undesignated Antibody Patents in the Territory at their own expense and discretion as they reasonably determine appropriate. Licensees shall keep Paragon informed and reasonably consult with Paragon in the course of such legal action. Paragon shall have the right to be represented in any such legal action by counsel of its choice at its own expense.
(e)    Settlement. In connection with any such legal action or proceeding, Spyre shall not enter into any settlement admitting the invalidity or unenforceability of Licensed Antibody Patents without the prior written consent of Paragon (such consent not to be unreasonably conditioned, withheld, or delayed); Paragon shall not enter into any settlement admitting the invalidity or unenforceability of the Retained IL-23 Antibody Patents without the prior written consent of Spyre (such consent not to be unreasonably conditioned, withheld, or delayed); and Licensees shall not enter into any settlement admitting the invalidity or unenforceability of Undesignated Antibody Patents without the prior written consent of Paragon (such consent not to be unreasonably conditioned, withheld, or delayed).
(f)    Paragon’s Backup Right to Enforce or Defend. If Spyre does not initiate a legal action for Patent Infringement or Patent Challenge with respect to any Licensed Antibody Patent or Licensees do not initiate a legal action for Patent Infringement or Patent Challenge with respect to any Undesignated Antibody Patent within [***] days after a notice under Section 5.3(a), then Paragon shall have a backup right, but not the obligation, to initiate such legal action at its own expense.
(g)    Allocation of Recoveries. Any recoveries resulting from such legal action initiated by Spyre or Paragon hereunder relating to Patent Infringement or Patent Challenge in each case solely with respect to the Licensed Antibody Patents or by the Licensees with respect to the Undesignated Antibody Patents, including pursuant to a settlement, shall be applied as follows: (i) first to reimburse the [***] of each of the Parties in such action; and (ii) second, any amounts remaining after paying the amounts due each Party under clause (i) (the “Remaining Recovery”) shall be allocated as follows: (1) [***]; (2) [***]; or (3) [***].
(h)    Cooperation with Patent Enforcement. At the request of the enforcing Party (and at the requesting Party’s expense), the other Party shall reasonably cooperate and provide any information or assistance in connection with any legal action under this Section 5.3, including executing reasonably appropriate documents, cooperating in discovery and, if required by Applicable Law, joining as a party to the legal action at its own expense. The Parties acknowledge and agree that (i) the Retained IL-23 Project Antibody Licensee is not a party to this Agreement, (ii) Paragon does not represent that it has any ability or right to cause the Retained IL-23 Antibody Licensee to cooperate or collaborate with Spyre with respect to the

Undesignated Antibody Patents as contemplated by Sections 5.2(d), 5.3(d), 5.3(e), 5.3(f) and 5.3(g) (the “Three Party Provisions”), (iii) Paragon undertakes no obligation or liability with respect to the matters described in clause (ii), and (iv) to the extent that the Retained IL-23 Project Antibody Licensee has not granted to Paragon contractual rights (including access and payment rights) that are consistent with the rights received by Paragon from the Licensees under the Three Party Provisions, then such Three Party Provisions shall be deemed to be read as if references to “Licensees” are references to Spyre, and Spyre shall be solely responsible for granting such rights to Paragon.
5.4    Third Party Patent Proceedings.
(a)    Spyre’s First Right to Challenge Third Party Patents. Spyre shall have the sole and exclusive right, but not the obligation, to bring and control any legal action to challenge any Patents controlled by a Third Party, including by declaratory judgment action, patent interference, opposition, pre-issuance submission, ex parte re-examination, post-grant review, inter partes review, patent litigation or similar proceeding, in each case that are necessary or useful to Develop, Manufacture, Commercialize or otherwise exploit any Spyre Product.
(b)    Cooperation by Paragon. At the request of Spyre, Paragon shall cooperate and provide any information or assistance in connection with any legal action under this Section 5.4, including executing reasonably appropriate documents, cooperating in discovery and, if required by Applicable Law, joining as a party to the action at Spyre’s cost and expense.
5.5    Common Interest Agreement. At the request of either Party to conduct the activities under this Article V, the Parties shall cooperate in good faith to enter into a customary, mutually-agreed common-interest agreement intended to preserve attorney-client privilege with respect to disclosures and communications by or on behalf of either Party or its Affiliates in connection with such activities.
ARTICLE VI

PROTECTION OF CONFIDENTIAL INFORMATION.
6.1    Confidentiality. Except to the extent expressly authorized by this Agreement, the Receiving Party agrees that, during the Term, for [***] years thereafter, and, with respect to any Know-How that constitutes a trade secret, for long as such Know-How constitutes a trade secret, it shall keep confidential and shall not publish or otherwise disclose to any Third Party, and shall not use for any purpose other than as expressly provided for in this Agreement, any Confidential Information of the Disclosing Party. The Receiving Party may disclose Confidential Information of the Disclosing Party to those of the Receiving Party’s Representatives who have a need for such information, provided that the Receiving Party shall advise such Representatives of the confidential nature thereof, shall ensure that each such Representative is bound in writing by obligations of confidentiality and non-use at least as stringent as those contained in this Agreement, and shall be responsible for the compliance of its Representatives with the terms of this Agreement. The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its Representatives do not disclose or make any unauthorized use of the Confidential Information of the Disclosing Party. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information of the Disclosing Party.
6.2    Exceptions. The Receiving Party’s obligations under Section 6.1 shall not apply to any Confidential Information of the Disclosing Party that the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party in breach of this Agreement, generally known or available; (b) is known by the Receiving Party at the time of receiving such information from the Disclosing Party; (c) is hereafter furnished to the Receiving Party by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party, without the aid, use or application of any Confidential Information of the Disclosing Party.
6.3    Authorized Disclosure. Notwithstanding the provisions of this Article VI, the Receiving Party may disclose Confidential Information of the Disclosing Party, without violating its obligations under this Agreement, to the extent the disclosure is:
(a)    required by a valid order of a court or other Governmental Authority of competent jurisdiction or as otherwise required by Applicable Law, rule, regulation (including securities laws), government requirement, or as may be required in connection with any filings made with, or by the disclosure policies of, a stock exchange (including, for clarity, any such disclosures required to be made by Paragon or its Affiliates or licensees in connection with the Development, Manufacture, Commercialization or other exploitation of Multispecific Antibodies), provided that the Receiving Party shall give reasonable prior written notice to the Disclosing Party of such required disclosure and, at the [***] request and expense, shall cooperate with the Disclosing Party’s efforts to contest such requirement, to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or the law required, or to obtain other confidential treatment of such Confidential Information;
(b)    reasonably necessary to file or Prosecute patent applications, Prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement, or obtain or maintain approval to conduct clinical trials or Regulatory Approvals, in each case, in accordance with this Agreement (including, for clarity, any such disclosures that are reasonably necessary to made by Paragon or its Affiliates or licensees in connection with the Development, Manufacture, Commercialization or other exploitation of Multispecific Antibodies); or
(c)    under appropriate confidentiality provisions substantially equivalent to those in this Agreement (but of shorter duration if customary in the case of subclause (ii)): (i) in connection with the performance of its obligations or as reasonably necessary or useful in the exercise of its rights under this Agreement, including the right to grant licenses or sublicenses as permitted hereunder and the right to Develop, Manufacture, Commercialize and otherwise exploit Antibodies and products (including Multispecific Antibodies and Multispecific Products) to which it has rights hereunder, or (ii) to actual or bona fide potential licensees, acquirers, merger partners, assignees, collaborators, investment bankers, investors or lenders.

6.4    Use of Names. Except as set forth in Section 6.6(b), neither Party shall use the other Party’s name or trademarks in any advertising, sales, or promotional material or in any publication without the prior written consent of the other Party.
6.5    Confidentiality of this Agreement. This Agreement and its terms are considered Confidential Information of both Parties, and each Party shall keep confidential and shall not publish or otherwise disclose the terms of this Agreement without the prior written consent of the other Party, except as expressly permitted by Section 6.3, and except that both Parties may disclose this Agreement and its terms to its legal, financial and investment banking advisors; bona fide potential and actual investors, acquirers, merger partners, assignees, collaborators, investment bankers, lenders, licensees, sublicensees or strategic partners in connection with license or partnering transactions, due diligence or similar investigations by such Third Parties or in confidential financing documents; and counsel or other advisors for the foregoing; provided, in each case, that any such Third Party agrees to be bound by obligations of confidentiality and non-use at least as restrictive as those set forth in this Article VI (provided that the confidentiality term applicable to such Third Party may be shorter so long as it is commercially reasonable).
6.6    Publicity.
(a)    Subject to Section 6.6(b), neither Party will generate or allow any publicity regarding this Agreement or the transactions contemplated hereunder without the other Party first approving such press release or publication in writing, except for any public disclosure by or on behalf of a Party that is, in the opinion of such Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of such Party are listed (or to which an application for listing has been submitted) and except that a Party may, once a press release or other public written statement is approved in writing by both Parties, make subsequent public disclosure of the information contained in such press release or other public written statement without the further approval of the other Party.
(b)    The Parties shall collaborate and cooperate [***] to devise a Publication (as defined below) strategy for the Spyre Products that is mutually acceptable to both Parties. Prior to publicly presenting or publishing any data, results or analyses relating to a Spyre Product generated by or on behalf of Spyre pursuant to this Agreement (each such proposed presentation or publication, a “Publication”), Spyre will provide Paragon with a copy of such proposed Publication to review, discuss, and determine whether to approve at least [***] days (or such shorter period of time as is reasonably practicable) prior to the earlier of its presentation or intended submission for publication (such applicable period, the “Review Period”), provided that the Review Period for any poster or other presentation presented at a conference or other industry event shall be at least [***] days. Spyre will not submit or present any Publication until (i) Paragon has approved (not to be unreasonably withheld, conditioned or delayed) such Publication or provided written comments thereon, in each case, during such Review Period, or (ii) the applicable Review Period has elapsed without approval or written comments from Paragon, in which case Spyre may proceed and the Publication will be considered approved in its entirety. If Spyre receives written comments from Paragon on any Publication during the applicable Review Period, then it will incorporate such comments where appropriate, provided, that upon Paragon’s request, (1) Spyre shall remove any Confidential Information of Paragon from such Publication, and (2) Spyre shall delay such Publication for up to [***] days to enable filing of Patents. Paragon will not publicly present or publish any Publication including Confidential Information of Spyre relating specifically to the Licensed Antibodies or Derived Antibodies without Spyre’s prior written consent, which consent may be withheld for any reason or no reason; provided, that the foregoing shall not limit Paragon’s right to publicly present or publish any Publication relating to Multispecific Antibodies. Each Publication shall include proper attribution, including the use of such Party’s trademarks and name, to the non-publishing Party, as applicable, and each non-publishing Party expressly authorizes the inclusion of such reference in the applicable Publication and licenses the use of such trademarks and name solely for inclusion in any such Publication.
6.7    Return of Confidential Information. Promptly after the termination or expiration of this Agreement for any reason, each Party will return to the other Party or destroy, as such other Party will direct, all tangible manifestations of such other Party’s Confidential Information at that time in the possession of the receiving Party, subject to the receiving Party’s right to maintain one copy of such tangible manifestations of such other Party’s Confidential Information solely for purposes of monitoring its compliance with this Agreement.
ARTICLE VII

REPRESENTATIONS, WARRANTIES AND COVENANTS.
7.1    Mutual Representations. Each Party represents and warrants to the other Party that:
(a)    it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof;
(b)    it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder;
(c)    no consent, approval, permit, governmental order, declaration or filing with, or notice to, any Governmental Authority or any Third Party is required by or with respect to such in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and
(d)    this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not and will not conflict with any agreement, instrument, or understanding, oral or written, to which it is or may become a party or by which it may be or become bound.
7.2    Representations of Paragon. Paragon hereby represents and warrants to Spyre as of the Effective Date and the Restatement Signing Date that:
(a)    Paragon has set forth in Exhibit A a true, correct and complete list of all the Licensed Antibody Patents, Other Licensed Patents and Undesignated Antibody Patents existing as of the Restatement Signing Date (including title, all inventors, owners, assignees, filing date, grant date, expiration date and status);

(b)    Unless otherwise set forth in Exhibit A, Paragon exclusively owns all Licensed Antibody Patents, Other Licensed Patents and Undesignated Antibody Patents;
(c)    There are no licenses or sublicenses pursuant to which Paragon licenses as of the Effective Date any of the Licensed Antibody Technology or Other Licensed Technology from any Third Party, nor, to Paragon’s actual knowledge, are any such licenses necessary to Develop, Manufacture and Commercialize the Licensed Antibodies;
(d)    Paragon has the right under the Licensed Antibody Technology and the Other Licensed Technology to grant to Spyre the licenses and other rights set forth in this Agreement, and it has not granted any license or other right under the Licensed Antibody Technology, the Other Licensed Technology or the Undesignated Antibody Technology that is inconsistent with the licenses and other rights granted to Spyre hereunder or the restrictions applicable to Paragon under Section 2.2;
(e)    There is no pending or, to Paragon’s knowledge, threatened litigation, nor has Paragon received any written notice from any Third Party, asserting or alleging that the development, manufacture or commercialization of the Licensed Antibody Technology, or the Other Licensed Technology prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party;
(f)    To Paragon’s knowledge, Paragon has not withheld from Spyre any information with respect to the Licensed Antibody Technology or the Other Licensed Know-How that would reasonably be expected to be materially adverse to Spyre’s Development, Manufacture, or Commercialization of any Product in the Territory as contemplated under this Agreement;
(g)    To Paragon’s knowledge, Paragon has, and any of Paragon’s Affiliates involved in the Research Program have, (i) conducted all research and development under the Research Program in accordance with Research Plan (as defined in the Option Agreement), and (ii) conducted the Research Program in compliance with all Applicable Laws;
(h)    To Paragon’s knowledge, Paragon has provided true, correct and complete copies of all Results developed under the Research Program and all other deliverables required under the Research Program have been provided or delivered to Spyre and are true, correct and complete in all material respects;
(i)    Paragon has properly filed, Prosecuted and maintained all Licensed Antibody Patents, Other Licensed Patents and Undesignated Antibody Patents;
(j)    Paragon has complied with all duties of disclosure and has not engaged in any inequitable conduct with respect to all Licensed Antibody Patents and Other Licensed Patents that were filed prior to the Effective Date;
(k)    All Licensed Antibody Patents and Other Licensed Patents listed in Exhibit A that have been issued as of the Restatement Signing Date are in full force and effect and are, to Paragon’s knowledge, valid and enforceable;

(l)    Other than the Patents listed in Exhibit A, as of the Effective Date and the Restatement Signing Date, neither Paragon nor any of its Affiliates own or have any rights in, to or under any Patents Covering the composition of matter of, or any method of specifically making or using, any Licensed Antibody;
(m)    There are no judgments against or awards or settlements against Paragon or any of its Affiliates, and there are no claims, actions, or proceedings pending or, to Paragon’s knowledge, threatened, nor to Paragon’s knowledge are there any formal inquiries initiated or written notices received that are reasonably likely to lead to the institution of any such legal proceedings, in each case (i) relating to any Licensed Antibodies, Derived Antibodies, Undesignated Antibody Patents, Other Licensed Technology or Licensed Antibody Technology or alleging that any Third Party has any right to or under any Products, Licensed Antibodies, Derived Antibodies, Undesignated Antibody Patents, Licensed Antibody Technology or Other Licensed Know-How that would conflict with the rights granted in this Agreement; or (ii) alleging that any Licensed Antibody Patent or Undesignated Antibody Patent is unpatentable, invalid, unenforceable or infringed;
(n)    (i) Each Representative employe or engaged by Paragon or its Affiliate to conduct the activities under the Research Program have assigned or licensed, or are under contractual obligations to assign or license, to Paragon all inventions conceived, reduced to practice or otherwise related to Licensed Antibodies, Derived Antibodies, Licensed Antibody Technology and Undesignated Antibody Patents; (ii) to Paragon’s knowledge, no Representative employed by Paragon or its Affiliate that conducts activities under a Research Program has any obligations under agreements or Applicable Law to assign any interest in any such inventions to any Third Party; and (iii) each Representative employed or engaged by Paragon or its Affiliate to conduct the activities under a Research Program have existing obligations under agreements or Applicable Law to maintain as confidential Paragon’s Confidential Information as well as confidential information of other parties (including of Spyre and its Affiliates);
(o)    None of Paragon, its Representatives, or any other person used by Paragon in the performance of the Research Program or otherwise in connection with this Agreement has been or is (i) debarred, convicted, or is subject to a pending debarment or conviction, pursuant to section 306 of the United States Food Drug and Cosmetic Act, 21 U.S.C. § 335a, (ii) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program, or (iii) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action. Paragon agrees to inform Spyre in writing promptly if Paragon or any person who is performing activities on its behalf under the Agreement is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending or threatened;
(p)    No funding, facilities, or personnel of any Governmental Authority or any public or private educational or research institutions were used to develop or create any Licensed Antibody Technology, Other Licensed Technology (to the extent that such Other Licensed Technology is owned by Paragon or its Affiliates) or Undesignated Antibody Technology, and neither Paragon nor any of its Affiliates has entered into a government funding relationship that would result in rights to any Products, Licensed Antibodies, Derived Antibodies, Undesignated Antibodies, Undesignated Antibody Technology, Licensed Antibody Technology or Other Licensed Technology (to the extent that such Other Licensed Technology is owned by Paragon or its Affiliates) residing in the U.S. Government, the National Institutes of Health, or other agency, and the licenses granted hereunder are not subject to overriding obligations to the U.S. Government as set forth in Public Law 96-517 (35 U.S.C. §§ 200-204), or any similar obligations under the laws of any other country in the Territory; and
(q)    To the [***] knowledge [***] of Paragon, with respect to this Agreement and the Option Agreement, neither Paragon nor any of its directors, officers, employees, distributors, consultants, agents, representatives, sales intermediaries, or other Third Parties acting on behalf of Paragon or any of its Affiliates:
(i)    has taken any action in violation of any applicable anti-corruption laws, anti-money laundering laws or laws restricting or regulating global trade (collectively, “Anti-Corruption Laws”);
(ii)    has conducted or initiated any internal investigation with respect to any alleged act or omission arising under or relating to any potential noncompliance with any Anti-Corruption Law, or been the subject of current, pending, or threatened investigation, formal or informal inquiry, enforcement proceedings, or received any notice, request, or citation for alleged violations of such laws;
(iii)    has engaged in any direct or indirect dealings or transactions in or with a person, entity or country found on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Office of Foreign Assets Control, or engaged in any direct or indirect dealings with Sudan, individuals ordinarily resident in Sudan, or entities incorporated under the laws of Sudan prior to October 12, 2017; or
(iv)    has offered, paid, given, promised to pay or give, or authorized the payment or gift of, received, or solicited anything of value, directly or indirectly, to any public official, for the purposes of: influencing any act or decision of any public official in his or her official capacity; inducing any public official to do or omit to do any act in violation of his or her lawful duty; securing any improper or undue advantage; or inducing any public official to use his or her influence with a government, Governmental Authority, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary, laboratory or medical facilities) in obtaining or retaining any business whatsoever.
7.3    Covenants of Paragon. Paragon hereby covenants to Spyre during the Term that:
(a)    Paragon will not grant a Third Party any license or other right in the Licensed Antibody Technology, the Other Licensed Technology or the Undesignated Antibody Technology that would conflict with the rights and licenses granted to Spyre hereunder with respect to such Licensed Antibody Technology, Other Licensed Technology or Undesignated Antibody Technology;

(b)    Paragon will, and will direct each Affiliate of Paragon and subcontractor conducting activities under this Agreement to, conduct all such activities in compliance with Applicable Laws, including all applicable Anti-Corruption Laws and U.S. sanctions;
(c)    Paragon will comply with the terms of each Paragon Third Party Agreement, will maintain each Paragon Third Party Agreement, will not amend a Paragon Third Party Agreement in a manner that (i) adversely effects Spyre in any material respect, or (ii) increases any financial obligations under a Paragon Third Party Agreement that will result in an increase in Spyre’s Reimbursement Obligation, in each case of (i) and (ii) without Spyre’s prior written consent, and will not take any actions that could reasonably cause any Paragon Third Party Agreement to lapse or terminate; and
(d)    Paragon will, and will direct each applicable Affiliate of Paragon to, execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to enable Spyre to exercise its rights and obligations under Sections 5.2, 5.3 and 5.4.
7.4    Compliance with Laws. Each Party shall, and shall ensure that its Affiliates and its and its Affiliates’ Representatives and sublicensees, comply with Applicable Laws in all material respects in the performance of its obligations and the exercise of its rights under this Agreement.
7.5    DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, DURABILITY, MERCHANTABLE QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.
ARTICLE VIII

TERM; TERMINATION.
8.1    Term. The term of this Agreement shall commence on the Effective Date and shall expire on a country-by-country and Spyre Product-by-Spyre Product basis on the expiration of the Royalty Term for such Spyre Product in such country, in each case, unless earlier terminated by a Party as set forth below in this Article VIII (the “Term”). Upon expiration (but not termination) of the Agreement, the licenses granted in Section 2.1 shall survive and become royalty-free, fully paid-up, perpetual and irrevocable with respect to the applicable Spyre Product in the applicable country.
8.2    Termination by Spyre. Spyre shall have the right to terminate this Agreement in its entirety or on a country-by-country or Spyre Product-by-Spyre Product basis for any or no reason upon sixty (60) days’ prior written notice to Paragon.
8.3    Material Breach. Either Party may terminate this Agreement in its entirety for the material breach of this Agreement by the other Party, if such material breach remains uncured ninety (90) days (or thirty (30) days with respect to any failure to make any payments owing to a Party hereunder) following notice from the non-breaching Party to the breaching Party specifying such breach, provided that, in the event of a dispute regarding the existence or cure of a material breach, no termination shall become effective until such dispute is finally resolved pursuant to Section 10.7 in favor of the non-breaching Party and the breaching Party fails to cure such material breach within ninety (90) days thereafter.
8.4    Insolvency. Each Party will have the right to terminate this Agreement in the event of a Bankruptcy Event with respect to the other Party. “Bankruptcy Event” means the occurrence of any of the following: (a) the institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against a Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code, as amended or under any similar laws of the United States or any state thereof (the “Bankruptcy Code”), where in the case of involuntary proceedings such proceedings have not been dismissed or discharged within [***] days after they are instituted, (b) the insolvency or making of an assignment for the benefit of creditors or the admittance by a Party of any involuntary debts as they mature, (c) the institution of any reorganization, arrangement or other readjustment of debt plan of a Party not involving the Bankruptcy Code, (d) appointment of a receiver for all or substantially all of a Party’s assets, or (e) any corporate action taken by the board of directors of a Party in furtherance of any of the foregoing actions.
8.5    Effect of Termination of this Agreement. If this Agreement terminates for any reason (excluding expiration under Section 8.1), whether with respect to a particular Spyre Product, particular country or in its entirety, then the following shall apply:
(a)    All licenses and other rights granted by Paragon under this Agreement with respect to the terminated Spyre Product(s) and terminated country(ies) shall terminate, except as required for Spyre, its Affiliates and/or its Sublicensees to perform any of its obligations that survive termination, including to continue to complete or wind down (at [***] expense in the event of a termination by Spyre under Section 8.3) any ongoing clinical trials for any Spyre Product, as may be required by Applicable Law or ethical principles.
(b)    No later than [***] days after the effective date of such termination, each Party shall return or cause to be returned to the other Party, or destroy, all Confidential Information received from the other Party and all copies thereof related to the terminated Spyre Product(s) in the terminated country(ies); provided, however, that each Party may retain any Confidential Information reasonably necessary for such Party’s ongoing obligations and rights under this Agreement which do not terminate, and each Party may keep one (1) copy of Confidential Information received from the other Party in its confidential files for record purposes and such copy shall remain subject to Article VI of this Agreement.
(c)    Upon Paragon’s written request to Spyre (which must be provided to Spyre within [***] days after the effective date of termination), Paragon and Spyre shall [***] discuss [***], for a period of up to [***] days following such written request, terms and conditions under which Spyre may be willing to grant to Paragon [***], [***] license under the Spyre Intellectual Property to Develop, Manufacture, Commercialize or otherwise exploit the terminated Spyre Products in the Field in the terminated countries that were the subject of any Development, Manufacturing or Commercialization activities performed by Spyre or its Affiliates under this Agreement prior to such termination, (“Reversion Products”), as well as the potential transfer of materials, ongoing clinical trials, and applicable regulatory filings and relevant data generated by Spyre with respect to the Reversion Products and necessary for the continued Development, Manufacture, Commercialization and exploitation of such Reversion Products, such agreement to include commercially reasonable financial and other terms, which terms shall take into consideration Spyre’s contributions made in the Development, Manufacture, Commercialization and other exploitation of the Reversion Products, provided, that Spyre is under no obligation to enter into such license.
8.6    Survival of Sublicenses. Upon termination of this Agreement, at the written request of any Sublicensee who is not then in breach of its sublicense agreement, such sublicense agreement will survive such termination of this Agreement, and Paragon will negotiate [***] the terms and conditions of a direct license with such Sublicensee that is consistent with the terms of this Agreement (as adjusted for the scope of license, products, field of use and other provisions of the original sublicense). Each sublicense that may be amended to become a direct license between Paragon and a Sublicensee shall ensure that any and all economic rights, payments or benefits due to Spyre will be preserved and payable to Spyre and will designate Spyre a third-party beneficiary to enforce such rights. In each such instance, Spyre will have the right to review and approve the terms of such agreement between Paragon and such Sublicensee as related to Spyre’s economic rights, which approval shall not be unreasonably withheld, conditioned or delayed.
8.7    Accrued Rights; Survival. The expiration or termination of this Agreement for any reason shall not release either Party from any liability or obligation that, at the time of such expiration or termination, has already accrued to the other Party or that is attributable to a period prior to such expiration or termination, nor will expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, or at law or in equity, with respect to breach of this Agreement. In the event of expiration or any termination of this Agreement, the following provisions of this Agreement shall survive such expiration or termination in accordance with their respective terms and conditions: Article I (Definitions); Section 2.1 (License Grant from Paragon) (upon expiration (but not termination) of this Agreement as set forth in Section 8.1 (Term)); Section 2.3 (Sublicenses) (with respect to any payments or other performance obligations prior to conversion (if any) to a direct license pursuant to Section 8.6); Section 2.4 (No Implied Licenses; Reservation of Rights); Section 4.1 (Milestone Payments) (with respect to any outstanding payment obligations incurred prior to the date of termination or expiration); Section 4.2 (Royalties) (with respect to any outstanding payments accrued prior to the effective date of termination); Section 4.4 (Payment Reports) (with respect to the last Calendar Quarter of the Term to the extent not already reported and any outstanding payment obligation with respect to any royalty payments accrued prior to the date of termination or expiration); Section 4.5 (Payment Method) to 4.9 (Blocked Currency) (for the duration of any outstanding payment obligations under this Agreement); Section 4.10 (Records; Inspection) (for the duration set forth therein); Section 5.1 (Ownership); Section 7.5 (Disclaimer of Warranties); Article VI (Protection of Confidential Information) (for the duration set forth therein); Section 8.5 (Effect of Termination of this Agreement); Section 8.6 (Survival of

Sublicenses); Section 8.7 (Accrued Rights; Survival); Article IX (Indemnification); and Article X (Miscellaneous).
ARTICLE IX

INDEMNIFICATION.
9.1    By Spyre. Spyre hereby agrees to defend, indemnify and hold harmless Paragon, its Affiliates and its or their Representatives (each, an “Paragon Indemnitee”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any Paragon Indemnitee may become subject (a) as a result of any claim, demand, action, or other proceeding by any Third Party (“Third Party Claim”) to the extent such Losses result from: (i) the gross negligence, recklessness or willful misconduct of any Spyre Indemnitee in the performance of this Agreement; (ii) Spyre’s breach of any of its representations, warranties or covenants under this Agreement; or (iii) Spyre’s Development, Manufacture and Commercialization of the Spyre Products; and (b) to the extent such Losses result from the termination, suspension, revocation or other loss of any Licensed Antibody Patents as a result of any negligence or breach of this Agreement by Spyre, its Affiliates or Sublicensees, in each case ((a) to (b)), except in each case to the extent that any Losses are attributable to the breach of this Agreement by, or the negligence, recklessness or willful misconduct of, or otherwise indemnifiable by, any Paragon Indemnitee.
9.2    By Paragon. Paragon hereby agrees to defend, indemnify, and hold harmless Spyre, its Affiliates, and its or their Representatives (each, a “Spyre Indemnitee”) from and against any and all Losses to which any Spyre Indemnitee may become subject (a) as a result of any Third Party Claim to the extent such Losses result from: (i) the gross negligence, recklessness or willful misconduct of any Paragon Indemnitee in the performance of this Agreement; or (ii) Paragon’s breach of any of its representations, warranties or covenants under this Agreement; and (b) to the extent such Losses result from: (i) the termination, suspension, revocation or other loss of any Licensed Antibody Patents as a result of any negligence or breach of this Agreement by Paragon or its Affiliates; or (ii) any claim or demand from any employee or contractor of Paragon or its Affiliates who is an inventor of any Licensed Antibody Patents with respect to ownership thereof, in each case ((a) to (b)), except to the extent that any Losses are attributable to the breach of this Agreement by, or the negligence, recklessness or willful misconduct of, or otherwise indemnifiable by, any Spyre Indemnitee.
9.3    Indemnification Procedures. The Party claiming indemnity under this Article IX (the “Indemnified Party”) will give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the Third Party Claim for which indemnity is being sought (“Claim”). The Indemnifying Party’s obligation to defend, indemnify and hold harmless pursuant to Section 9.1 or Section 9.2, as applicable, will be reduced to the extent the Indemnified Party’s delay in providing notification pursuant to the previous sentence results in material prejudice to the Indemnifying Party; provided, however, that the failure by an Indemnified Party to give such notice or otherwise meet its obligations under this Section 9.3 will not relieve the Indemnifying Party of its indemnification obligation under this Agreement. At its option, the Indemnifying Party may assume the defense and have exclusive control, at its own expense, of any Claim for which indemnity is being sought by giving written notice to the Indemnified Party within [***] days after receipt of the notice of the Claim. The Indemnified Party will provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party will have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party will not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. The Indemnified Party will not settle any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate, provided, that the Indemnified Party reasonably consults with the Indemnifying Party prior to entering into any settlement, and (ii) the Indemnified Party reserves any right it may have under this Article IX to obtain indemnification from the Indemnifying Party.
9.4    Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE VI, FOR BREACH OF SECTIONS 2.1 OR 2.2, FOR BREACH OF ANY INTELLECTUAL PROPERTY RIGHTS HELD BY A PARTY, FOR THE FRAUD OR WILLFUL MISCONDUCT OF A PARTY OR FOR INDEMNIFICATION CLAIMS UNDER THIS ARTICLE IX, IN NO EVENT SHALL EITHER PARTY BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE OTHER PARTY HAD NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.
9.5    Insurance. During the Term and for a period of [***] years thereafter, each Party shall maintain at its expense insurance coverage consistent with normal business practices and adequate to cover the risks associated with its performance of any activities hereunder. Each Party hereby expressly acknowledges and agrees that the maintenance of such insurance coverage shall not relieve it of its obligations under this Agreement.
ARTICLE X

MISCELLANEOUS.
10.1    Independent Contractor Relationship. Paragon’s relationship with Spyre is that of an independent contractor, and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Neither Party is an agent of the other Party or authorized to make any representation, contract, or commitment on behalf of the other Party.
10.2    Force Majeure. Neither Party will be charged with any liability for delay or failure in performance of an obligation under this Agreement (other than any obligation to pay monies when due) to the extent such delay or failure is due to a cause beyond the reasonable control of the affected Party, such as war, riots, labor disturbances, epidemic, pandemic, fire, explosion, and compliance in good faith with any Applicable Law (in each case, a “Force

Majeure”). In addition, a Force Majeure event may include reasonable measures affirmatively taken by a Party or its Affiliates to respond to the COVID-19 pandemic or any other pandemic (or other Force Majeure event), such as requiring employees to stay home, closures of facilities, delays of clinical trials, or cessation of activities in response to the pandemic. The Party affected by a Force Majeure will give prompt written notice to the other Party of the nature of the cause of any material delay or failure to perform, its anticipated duration and any action being taken to avoid or minimize the effect. The Party affected will use its diligent efforts to avoid or remove such causes of delay or failure to perform and to mitigate the effect of such occurrence, and will continue performance in accordance with the terms of this Agreement whenever such causes are removed. The Party affected will give prompt written notice to the other Party of such resumed performance. If any such failure or delay in a Party’s performance hereunder continues for more than [***] days, the other Party may terminate this Agreement upon written notice to the affected Party.
10.3    Entire Agreement; Amendment. This Agreement and the Option Agreement, together with all Exhibits attached hereto, constitutes the final, complete, and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements, relating to its subject matter. This Agreement (including its Exhibits) may not be changed, modified, amended, or supplemented except by a written instrument signed by both Parties.
10.4    Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.
10.5    Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of Applicable Law, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.
10.6    Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that (a) Paragon may assign to an Affiliate or a Third Party financing source its rights to receive some or all of the payments payable hereunder together with the right to receive Confidential Information of Spyre, provided Paragon shall not be permitted to share Spyre Confidential Information unless and except to the extent necessary to obtain Affiliate or Third-Party financing, provided, further, that any such Affiliate or Third Party agrees to be bound by obligations of confidentiality and non-use at least as restrictive as those set forth in Article VI; and (b) either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent to (i) its Affiliates or (ii) its successor to all or substantially all of the business of such Party to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise. The assigning Party shall provide the other Party with prompt written notice of any such assignment set forth in clauses (a) and (b) above. Except for an assignment pursuant to clause (a) above, the rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.
10.7    Dispute Resolution.
(a)    The Parties recognize that a bona fide dispute as to certain matters may arise from time to time during the Term relating to either Party’s rights or obligations hereunder or otherwise relating to the validity, enforceability or performance of this Agreement, including disputes relating to alleged breach or termination of this Agreement but excluding any disputes relating to Article VI or disputes relating to the determination of the validity, scope, infringement, enforceability, inventorship or ownership of the Parties’ respective Intellectual Property Rights (hereinafter, a “Dispute”). In the event of the occurrence of any Dispute, the Parties will follow the following procedures in an attempt to resolve the dispute or disagreement:
(i)    The Party claiming that such a Dispute exists will give notice in writing (a “Notice of Dispute”) to the other Party of the nature of the Dispute. The Dispute will be referred to the then Chief Executive Officer of Paragon and the then Chief Executive Officer of Spyre (or, if no Chief Executive Officer of Spyre has been appointed, the Chief Operating Officer of Spyre) who will meet no later than [***] days following the initial receipt of the Notice of Dispute and use reasonable endeavors to resolve the Dispute.
(ii)    If, within [***] days of initial receipt of the Notice of Dispute, the Dispute has not been resolved, or if, for any reason, the meeting described in Section 10.7(a)(ii) hereof has not been held within [***] days of initial receipt of the Notice of Dispute, then the Parties agree that such Dispute will be finally resolved through binding arbitration to be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules (the “JAMS Rules”), as specifically modified by the provisions of this Section 10.7(a)(iii) and Section 10.7(a)(iv).
(iii)    The arbitration will be conducted by a panel of three arbitrators. Within [***] days after the initiation of the arbitration, each Party will nominate one person to act as arbitrator, and the two arbitrators so named will then jointly appoint the third arbitrator within [***] days of their appointment, who will serve as chairman of the panel. All three arbitrators must be independent Third Parties having at least [***] years of dispute resolution experience (which may include judicial experience) or legal or business experience in the biotech or pharmaceutical industry. If either Party fails to nominate its arbitrator, or if the arbitrators selected by the Parties cannot agree on a person to be named as chairman within such [***]-day period, JAMS will make the necessary appointments for such arbitrator(s) or the chairman. Once appointed by a Party, such Party will have no ex parte communication with its appointed arbitrator.

(iv)    Notwithstanding the provisions of Section 10.7(a)(ii), in the event that the Dispute involves an amount in question of less than $[***], then the arbitration will be conducted by one arbitrator, selected in accordance with the JAMS Rules.
(v)    The place of arbitration will be in Boston, Massachusetts or such other venue as the Parties may mutually agree. The arbitration proceedings and all communications with respect thereto will be in English. Any written evidence originally in another language will be submitted in English translation accompanied by the original or a true copy thereof. The arbitrator(s) shall have the power to decide all matters in Dispute, including any questions of whether or not such matters are subject to arbitration hereunder. The arbitration will be governed by the Federal Arbitration Act, 9 U.S.C. §§1 et seq., and judgment upon the award rendered by the arbitrators may be entered in any court having competent jurisdiction thereof. The existence, content and results of any arbitration proceedings pursuant to this Section 10.7 will be deemed the Confidential Information of both Parties.
(b)    Notwithstanding any provision of this Agreement to the contrary, either Party may immediately initiate litigation in any court of competent jurisdiction seeking any remedy at law or in equity, including the issuance of a preliminary, temporary or permanent injunction, to preserve or enforce its rights under this Agreement.
(c)    The Parties agree that any disputes relating to Article VI or disputes relating to the determination of the validity, scope, infringement, enforceability, inventorship or ownership of the Parties’ respective Intellectual Property Rights shall be subject to the exclusive jurisdiction of the state and federal courts in Boston, Massachusetts and each Party hereby submits to such jurisdiction.
10.8    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without reference to conflicts of laws principles.
10.9    Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by internationally recognized express courier, by email, or by facsimile, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if delivered by express courier, the next Business Day the express courier regularly makes deliveries; or (c) if delivered by email, upon the date upon which the receipt of such email is confirmed by return email. Together with any notice provided by a Party to the other Party in accordance with this Section 10.9, the Party shall send a copy of such notice by email to the other Party.

If to Paragon:     Paragon Therapeutics, Inc.
            221 Crescent Street
Building 23, Suite 105
Waltham, MA 02453
Attn: Chief Operating Officer
Email: [***]
If to Spyre:    Spyre Therapeutics, Inc.
221 Crescent Street
Building 23, Suite 105
Waltham, MA 02453
Attn: Chief Executive Officer
Email: [***]

10.10    Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person or entity shall be construed to include such person’s or entity’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections or Exhibits shall be construed to refer to Sections or Exhibits of this Agreement, and references to this Agreement include all Exhibits hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “or.” The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement or have any effect on its interpretation or construction. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral, or other communications between the Parties regarding this Agreement shall be in the English language. To the extent there is any inconsistency or conflict between the terms and conditions of this Agreement and any Exhibit, the terms and conditions of this Agreement will prevail.

10.11    No Third-Party Rights. The provisions of this Agreement are for the exclusive benefit of the Parties and their successors and permitted assigns, and no other person shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.
10.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Agreement may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.
10.13    Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and completion of this Agreement.
10.14    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.
10.15    Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.
10.16    Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
10.17    Performance by Affiliates. A Party may perform some or all of its obligations under this Agreement through Affiliate(s) or may exercise some or all of its rights under this Agreement through Affiliates, subject to the terms of this Agreement. However, each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance as if such Party were performing such obligations itself, and references to a Party in this Agreement shall be deemed to also reference such Affiliate. In particular and without limitation, all Affiliates of a Party that receive Confidential Information of the other Party pursuant to this Agreement shall be governed and bound by all obligations set forth in Article VI, and shall be subject to the intellectual property provisions of Article V as if they were the original Party to this Agreement (and be deemed included in the actual Party to this Agreement for purposes of all intellectual property-related definitions). A Party and its Affiliates shall be jointly and severally liable for their performance under this Agreement.
10.18    Amendment and Restatement. As of the Restatement Signing Date, the Original License Agreement is hereby amended, restated, superseded, and replaced in all respects by this Agreement.
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IN WITNESS WHEREOF, the Parties have by duly authorized persons executed this Agreement as of the Restatement Signing Date.

Paragon Therapeutics, Inc. By: /s/ Susanna High Name: Susanna High Title: Chief Executive Officer	Spyre Therapeutics, Inc. By: /s/ Cameron Turtle Name: Cameron Turtle Title: Chief Executive Officer

[SIGNATURE PAGE TO LICENSE AGREEMENT]